Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Libbey Inc.
We have audited the accompanying consolidated balance sheets of Libbey Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule for the three years in the period ended December 31, 2005, included in Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the combined financial statements of Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries and Crisa Libbey, S.A de C.V. (collectively the “Vitrocrisa Companies”) (corporations in which Libbey Inc. has a 49% equity interest). These statements were audited by other auditors whose reports have been furnished to us; and, insofar as our opinion on the consolidated financial statements relates to the amounts included for these companies, it is based solely on the report of other auditors, except as noted below. In the consolidated financial statements, the Company’s investment in Vitrocrisa Companies is stated at $3,895,500 and $10,305,000, respectively, at December 31, 2005 and 2004, and the Company’s equity in the net (loss) income of Vitrocrisa Companies was $(5,056,680), $(1,449,000) and $3,376,000 for year ended December 31, 2005, 2004 and 2003, respectively.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Libbey Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the three years in the period ended December 31, 2005, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Libbey Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2006 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Toledo, Ohio
March 16, 2006
except for Notes 1, 20 and 22, as to which the date is December 14, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Libbey Inc.
We have audited management’s assessment, included in the accompanying Report of Management, that Libbey Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Libbey’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As indicated in the accompanying Report of Management, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Crisal-Cristalaria Automática S.A., which is included in the consolidated financial statements of Libbey Inc. and constituted 8.9% and 21.2% of consolidated total and net assets, respectively, as of December 31, 2005 and 5.9% of consolidated net sales for the year then ended. Our audit of internal control over financial reporting of Libbey Inc. also did not include an evaluation of the internal control over financial reporting of Crisal-Cristalaria Automática S.A.
In our opinion, management’s assessment that Libbey Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Libbey Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Libbey Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 of Libbey Inc. and our report dated March 16, 2006 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Toledo, Ohio
March 16, 2006

Report of Independent Registered Public Accounting Firm
To the stockholders of
Vitrocrisa Holding, S. De R.L. de C.V. and Subsidiaries and Crisa Libbey, S.A. de C.V.
Monterrey, N.L.
We have audited the combined balance sheets of Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries and Crisa Libbey, S.A. de C.V. (the “Companies”) as of December 31, 2005 and 2004, and the related combined statements of operations, changes in stockholders’ equity and cash flows for the years then ended (all expressed in thousands of U.S. dollars and not presented separately herein). These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined financial statements (not presented separately herein) present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2005 and 2004, and the combined results of their operations and their combined cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Subsequent to the issuance of the Companies’ 2004 combined financial statements, the Companies’ management determined that they had not appropriately recorded their deferred profit sharing or their severance indemnity obligation. As a result, the Companies’ combined financial statements have been restated from the amounts previously reported to properly reflect such amounts as disclosed in Note 12 to the combined financial statements (not presented separately herein).
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ C.P.C. Ernesto Cruz Velázquez de León
Monterrey, N.L. Mexico
February 28, 2006

Libbey Inc. Consolidated Balance Sheets

	Footnote
December 31,	reference	2005	2004
Dollars in thousands, except share amounts
Assets
Current assets:
Cash		$3,242	$6,244
Accounts receivable — net	(note 3)	79,042	67,522
Inventories — net	(note 3)	122,572	126,625
Deferred taxes	(note 11)	8,270	7,462
Prepaid and other current assets	(note 3)	10,787	3,308
Total current assets		223,913	211,161
Other assets:
Repair parts inventories		6,322	6,965
Intangible pension asset	(note 12)	17,251	22,140
Software — net	(note 5)	4,561	3,301
Deferred taxes	(note 11)	952	—
Other assets	(note 3)	4,397	4,131
Investments	(note 6)	76,657	82,125
Purchased intangible assets — net	(note 7)	10,778	12,314
Goodwill — net	(note 7)	50,825	53,689
Total other assets		171,743	184,665
Property, plant and equipment — net	(note 8)	200,128	182,378
Total assets		$595,784	$578,204

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	(note 9)	$11,475	$9,415
Accounts payable		47,020	43,140
Salaries and wages		16,043	13,481
Accrued liabilities	(note 3)	36,968	25,515
Deposit liability	(note 10)	—	16,623
Special charges reserve	(note 10)	2,002	3,025
Accrued income taxes	(note 11)	7,131	5,839
Long-term debt due within one year	(note 9)	825	115
Total current liabilities		121,464	117,153
Long-term debt	(note 9)	249,379	215,842
Deferred taxes	(note 11)	—	12,486
Pension liability	(note 12)	54,760	36,465
Nonpension postretirement benefits	(note 13)	45,081	45,716
Other long-term liabilities	(note 3)	5,461	6,979
Total liabilities		476,145	434,641
Minority interest	(note 2)	34	—
Total liabilities and minority interest		476,179	434,641

Shareholders’ equity:

	Footnote
December 31,	reference	2005	2004
Dollars in thousands, except share amounts
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,689,710 shares issued (18,685,210 shares issued in 2004)		187	187
Capital in excess of par value		301,025	300,922
Treasury stock, at cost, 4,681,721 shares (4,879,310 in 2004)		(132,520)	(135,865)
Retained (deficit) earnings		(17,966)	6,925
Accumulated other comprehensive loss	(note 17)	(31,121)	(28,606)
Total shareholders’ equity		119,605	143,563
Total liabilities and shareholders’ equity		$595,784	$578,204

Libbey Inc. Consolidated Statements of Operations

December 31,	Footnote
Dollars in thousands, except per-share amounts	reference	2005	2004	2003

Net sales	(note 2)	$568,133	$544,767	$513,632
Freight billed to customers		1,932	2,030	1,965
Total revenues		570,065	546,797	515,597
Cost of sales	(note 2)	483,523	446,335	407,391
Gross profit		86,542	100,462	108,206
Selling, general and administrative expenses		71,535	68,574	68,479
Impairment of goodwill and other intangible assets	(note 7 & 10)	9,179	—	—
Special charges	(note 10)	14,745	7,993	—
(Loss) income from operations		(8,917)	23,895	39,727
Equity (loss) earnings — pretax	(note 6)	(4,100)	(1,435)	4,429
Other income		2,567	2,369	3,484

(Loss) earnings before interest, income taxes and minority interest		(10,450)	24,829	47,640
Interest expense	(note 9)	15,255	13,049	13,436

(Loss) income before income taxes and minority interest		(25,705)	11,780	34,204
(Credit) provision for income taxes	(note 11)	(6,384)	3,528	5,131
(Loss) income before minority interest		(19,321)	8,252	29,073
Minority interest	(note 2)	(34)	—	—
Net (loss) income		$(19,355)	$8,252	$29,073

Net (loss) income per share
Basic	(note 14)	$(1.39)	$0.60	$2.12
Diluted	(note 14)	$(1.39)	$0.60	$2.11

Weighted average shares
Outstanding	(note 14)	13,906	13,712	13,734
Diluted	(note 14)	13,906	13,719	13,761

See accompanying notes

Libbey Inc. Consolidated Statements of Shareholders’ Equity

					Accumulated
					Other
	Common	Capital in	Treasury	Retained	Comprehensive
	Stock	Excess of	Stock	Earnings	Income (Loss)
Dollars in thousands, except per-share amounts	Amount (1)	Par Value	Amount (1)	(Deficit)	(note 17)	Total

Balance December 31, 2002	$183	$293,537	$(102,206)	$(19,413)	$(31,883)	$140,218
Comprehensive income:
Net income				29,073		29,073
Effect of derivatives — net of tax					1,871	1,871

Net minimum pension liability — net of tax					4,567	4,567
Effect of exchange rate fluctuation					32	32

Total comprehensive income (note 17)						35,543
Stock options exercised	4	5,383				5,387

Income tax benefit on stock options (note 11)		1,458				1,458
Purchase of treasury shares			(38,918)			(38,918)
Stock issued from treasury			1,675			1,675
Dividends — $0.40 per share				(5,506)		(5,506)

Balance December 31, 2003	187	300,378	(139,449)	4,154	(25,413)	139,857
Comprehensive income:
Net income				8,252		8,252
Effect of derivatives — net of tax					2,067	2,067
Net minimum pension liability (including equity investments) — net of tax					(5,514)	(5,514)

Effect of exchange rate fluctuation					254	254

Total comprehensive income (note 17)						5,059
Stock options exercised		472				472

Income tax benefit on stock options (note 11)		72				72
Stock issued from treasury			3,584			3,584
Dividends — $0.40 per share				(5,481)		(5,481)

Balance December 31, 2004	187	300,922	(135,865)	6,925	(28,606)	143,563

Comprehensive income:
Net loss				(19,355)		(19,355)
Effect of derivatives — net of tax					5,040	5,040

Net minimum pension liability (including equity investments) — net of tax					(7,176)	(7,176)
Effect of exchange rate fluctuation					(379)	(379)

Total comprehensive income (note 17)						(21,870)
Stock options exercised		99				99
Income tax benefit on stock options (note 11)		4				4
Stock issued from treasury			3,345			3,345
Dividends — $0.40 per share				(5,536)		(5,536)

Balance December 31, 2005	$187	$301,025	$(132,520)	$(17,966)	$(31,121)	$119,605

	Common	Treasury
	Stock	Stock
(1) Share amounts are as follows:	Shares	Shares	Total

Balance December 31, 2002	18,256,277	3,625,000	14,631,277
Stock options exercised	404,683		404,683
Purchase of treasury shares		1,500,000	(1,500,000)

	Common	Treasury
	Stock	Stock
(1) Share amounts are as follows:	Shares	Shares	Total

Stock issued from treasury		(78,403)	78,403

Balance December 31, 2003	18,660,960	5,046,597	13,614,363
Stock options exercised	24,250		24,250
Stock issued from treasury		(167,287)	167,287

Balance December 31, 2004	18,685,210	4,879,310	13,805,900
Stock options exercised	4,500		4,500
Stock issued from treasury		(197,589)	197,589

Balance December 31, 2005	18,689,710	4,681,721	14,007,989

See accompanying notes

Libbey Inc. Consolidated Statements of Cash Flows

	Footnote
December 31,	reference	2005	2004	2003
Dollars in thousands

Operating activities
Net (loss) income		$(19,355)	$8,252	$29,073
Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Depreciation and amortization	(note 5,7,8)	32,481	29,505	28,109
Equity loss (earnings) — net of tax	(note 6)	4,556	893	(4,420)
Minority interest	(note 2)	34	—	—
Change in accounts receivable		(8,976)	(10,280)	(5,632)
Change in inventories		8,322	87	(14,116)
Change in accounts payable		(6,915)	2,250	6,413
Special charges	(note 10)	16,542	14,229	—
Workers compensation		7,155	(186)	(849)
Pension and postretirement		4,901	(362)	(33)
Other operating activities		(632)	(1,638)	(9,335)

Net cash provided by operating activities		38,113	42,750	29,210
Investing activities
Additions to property, plant and equipment		(44,270)	(40,482)	(25,718)
Proceeds from asset sales and other		212	16,623	897
Dividends received from equity investments		—	980	4,900
Acquisitions and related costs	(note 4)	(28,948)	—	—

Net cash used in investing activities		(73,006)	(22,879)	(19,921)
Financing activities
Net bank credit facility activity		37,735	(18,000)	(66,254)
Senior notes		—	—	100,000
Other net borrowings (repayments)		1,917	7,984	(2,275)
Stock options exercised	(note 15)	99	472	5,383
Treasury shares purchased		—	—	(38,918)
Dividends paid		(5,536)	(5,481)	(5,506)
Other financing activities		(2,324)	(1,351)	(659)

Net cash provided by (used in) financing activities		31,891	(16,376)	(8,229)
Effect of exchange rate fluctuations on cash		—	(1)	7

(Decrease) increase in cash		(3,002)	3,494	1,067
Cash at beginning of year		6,244	2,750	1,683

Cash at end of year		$3,242	$6,244	$2,750

Supplemental disclosure of cash flows information:
Cash paid during the year for interest		$13,216	$13,361	$11,678
Cash paid (net of refunds received) during the year for income taxes		$5,381	$349	$8,996

See accompanying notes

Libbey Inc. Consolidated Statements of Cash Flows

	Footnote
December 31,	reference	2005	2004	2003
Dollars in thousands

Operating activities
Net (loss) income		$(19,355)	$8,252	$29,073
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	(note 5,7,8)	32,481	29,505	28,109
Equity loss (earnings) — net of tax	(note 6)	4,556	893	(4,420)
Minority interest	(note 2)	34	—	—
Change in accounts receivable		(8,976)	(10,280)	(5,632)
Change in inventories		8,322	87	(14,116)
Change in accounts payable		(6,915)	2,250	6,413
Special charges	(note 10)	16,542	14,229	—
Workers compensation		7,155	(186)	(849)
Pension and postretirement		4,901	(362)	(33)
Other operating activities		(632)	(1,638)	(9,335)

Net cash provided by operating activities		38,113	42,750	29,210
Investing activities
Additions to property, plant and equipment		(44,270)	(40,482)	(25,718)
Proceeds from asset sales and other		212	16,623	897
Dividends received from equity investments		—	980	4,900
Acquisitions and related costs	(note 4)	(28,948)	—	—

Net cash used in investing activities		(73,006)	(22,879)	(19,921)
Financing activities
Net bank credit facility activity		37,735	(18,000)	(66,254)
Senior notes		—	—	100,000
Other net borrowings (repayments)		1,917	7,984	(2,275)
Stock options exercised	(note 15)	99	472	5,383
Treasury shares purchased		—	—	(38,918)
Dividends paid		(5,536)	(5,481)	(5,506)
Other financing activities		(2,324)	(1,351)	(659)

Net cash provided by (used in) financing activities		31,891	(16,376)	(8,229)
Effect of exchange rate fluctuations on cash		—	(1)	7

(Decrease) increase in cash		(3,002)	3,494	1,067
Cash at beginning of year		6,244	2,750	1,683

Cash at end of year		$3,242	$6,244	$2,750

Supplemental disclosure of cash flows information:
Cash paid during the year for interest		$13,216	$13,361	$11,678
Cash paid (net of refunds received) during the year for income taxes		$5,381	$349	$8,996

See accompanying notes

LIBBEY INC.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data and per-share amounts)
1. Description of the Business
We are the leading supplier of tableware products in the U.S. and Canada, in addition to supplying to other key export markets. As further discussed in Note 20, we disclose three reportable segments; North American Glass, North American Other and International. Established in 1818, we are the largest manufacturing, distribution and service network among North American glass tableware manufacturers. We design and market an extensive line of high-quality glass tableware, ceramic dinnerware, metal flatware, holloware and serveware, and plastic items to a broad group of customers in the foodservice, retail and industrial markets. We also import and distribute various products and have a 49% interest in Vitrocrisa Holding, S. de R.L. de C.V. and related companies (Vitrocrisa), the largest glass tableware manufacturer in Latin America, based in Monterrey, Mexico.
We own and operate two glass tableware manufacturing plants in the United States, a glass tableware manufacturing plant in the Netherlands and Portugal, a ceramic dinnerware plant in New York, and a plastics plant in Wisconsin. In addition, we import products from overseas in order to complement our line of manufactured items. The combination of manufacturing, procurement and our investment in a joint venture allows us to compete in the tableware market by offering an extensive product line at competitive prices. For more information on Libbey, refer to Item 1 of this Form 10-K.
2. Significant Accounting Policies
Basis of Presentation The Consolidated Financial Statements include Libbey Inc. and all wholly owned subsidiaries (Libbey or the Company). Our fiscal year end is December 31st. We record our 49% interest in Vitrocrisa using the equity method. At December 31, 2005, we owned 95% of Crisal-Cristalaria Automática S.A. (Crisal). Our 95% controlling interest requires that Crisal’s operations be consolidated in the Consolidated Financial Statements. The 5% equity interest of Crisal that is not owned by us is shown as a minority interest in the Consolidated Financial Statements. All material intercompany accounts and transactions have been eliminated. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from management’s estimates.
Consolidated Statements of Operations Net sales in our Consolidated Statements of Operations include revenue earned when products are shipped and title and risk of loss has passed to the customer. Revenue is recorded net of returns, discounts and incentives offered to customers. Cost of sales includes cost to manufacture and/or purchase products, warehouse, shipping and delivery costs, royalty expense and other costs.
Accounts Receivable We record trade receivables when revenue is recorded in accordance with our revenue recognition policy and relieve accounts receivable when payments are received from customers.
Allowance for Doubtful Accounts The allowance for doubtful accounts is established through charges to the provision for bad debts. We regularly evaluate the adequacy of the allowance for doubtful accounts based on historical trends in collections and write-offs, our judgment of the probability of collecting accounts and our evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.
Inventory Valuation Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) method was used for 40.8% and 52.2% of our inventories in 2005 and 2004, respectively. The remaining inventories are valued using either the first-in, first-out (FIFO) or average cost method. For those inventories valued on the LIFO method, the excess of FIFO, or average cost over LIFO, was $14,710 and $14,940 for 2005 and 2004, respectively.

Purchased Intangible Assets and Goodwill Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) and SFAS No. 141, “Business Combinations” (SFAS No. 141). SFAS No. 142 requires goodwill and purchased indefinite life intangible assets to no longer be amortized but reviewed for impairment annually, or more frequently if impairment indicators arise. Intangible assets with lives restricted by contractual, legal or other means will continue to be amortized over their useful lives. During the fourth quarter of 2005, we updated our separate impairment evaluations for both goodwill and indefinite life intangible assets. Our review indicated an impairment of both goodwill and indefinite life intangible assets at our Syracuse China facility. For further disclosure on goodwill and intangibles, see note 7.
Software We account for software in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Software represents the costs of internally developed and purchased software packages for internal use. Capitalized costs include software packages, installation, and/or internal labor costs. These costs generally are amortized over a five-year period.
Property, Plant and Equipment Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 14 years for equipment and furnishings and 10 to 40 years for buildings and improvements. Maintenance and repairs are expensed as incurred.
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Due to the closure of our facility in City of Industry, California, we wrote down the values of certain assets to fair value based upon appraisals performed by an independent third party. In 2005, we also wrote down the value of certain assets to fair value at our Syracuse China facility. These write-downs are further disclosed in note 10.
Self-Insurance Reserves Self-Insurance reserves reflect the estimated liability for group health and workers’ compensation claims not covered by third-party insurance. An independent actuarial firm was hired to determine the adequacy of estimated liabilities. We accrue estimated losses based on actuarial models and assumptions as well as our historical loss experience. Workers’ compensation accruals are recorded at the estimated ultimate payout amounts received from our third party administrator based on individual case estimates. In addition, we record estimates of incurred-but-not-reported losses as developed by an independent third party actuary. Group health accruals are based on estimates of incurred-but-not-reported estimates received from our third party administrator of the plan.
Pension We account for our defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS No. 87), which requires that amounts recognized in financial statements be determined on an actuarial basis. The U.S. pension plans, including the SERP, which is an unfunded liability, cover our hourly and salaried U.S.-based employees. The non-U.S. pension plan covers the employees of our wholly owned subsidiaries, Royal Leerdam and Leerdam Crystal, both located in the Netherlands. For further disclosures, see note 12.
Nonpension Postretirement Benefits We also provide certain postretirement health care and life insurance benefits covering substantially all U.S. and Canadian salaried and hourly employees that are accounted for in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” Employees are generally eligible for benefits upon reaching a certain age and completion of a specified number of years of creditable service. Benefits for most hourly retirees are determined by collective bargaining. Under a cross-indemnity agreement, Owens-Illinois, Inc. assumed liability for the nonpension postretirement benefits of our retirees who had retired as of June 24, 1993. Therefore, the obligation related to these retirees is not included in our liability. The U.S. nonpension postretirement plans cover our hourly and salaried U.S.-based employees. The non-U.S. nonpension postretirement plans cover our former retirees and active employees who are located in Canada.

Income Taxes Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
Derivatives We account for derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. We hold derivative financial instruments to hedge certain of our interest rate risks associated with long-term debt, commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with occasional transactions denominated in a currency other than the U.S. dollar. These derivatives qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. While we intend to continue to meet the conditions for hedge accounting, if hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings. Derivatives are more fully disclosed in note 16.
Foreign Currency Translation Our wholly owned foreign subsidiary’s financial statements are translated at current exchange rates and any related translation adjustments are recorded directly in shareholders’ equity with the euro being the functional currency. See note 6 for Vitrocrisa’s remeasurement process.
Revenue Recognition Revenue is recognized when products are shipped and title and risk of loss have passed to the customer. Revenue is recorded net of returns, discounts and incentives offered to customers. We estimate returns, discounts and incentives at the time of sale based on the terms of the agreements, historical experience and forecasted sales. We continually evaluate the adequacy of these methods used to estimate returns, discounts and incentives.
Stock Options We account for our two stock option plans using the intrinsic value method of accounting in accordance with APB No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related Interpretations. Under the intrinsic value method, because the exercise price of our stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized in the Consolidated Statements of Operations. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123 Revised), to stock-based employee compensation.

Year ended December 31,	2005	2004	2003

Net (Loss) income:
Reported net (loss) income	$(19,355)	$8,252	$29,073
Less: Stock-based employee compensation expense determined under fair value-based method of all awards, net of related tax effects (1)	—	(1,253)	(1,373)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects (1)	—	96	—

Pro forma net (loss) income	$(19,355)	$7,095	$27,700

Basic (loss) earnings per share:
Reported basic (loss) earnings per share	$(1.39)	$0.60	$2.12
Pro forma basic (loss) earnings per share	$(1.39)	$0.52	$2.02

Diluted (loss) earnings per share:
Reported diluted (loss) earnings per share	$(1.39)	$0.60	$2.11
Pro forma diluted (loss) earnings per share	$(1.39)	$0.52	$2.01

(1)	Since all outstanding options have an exercise price in excess of the 2005 fiscal year end stock price, the effects of the employee stock options and employee stock purchase plan (ESPP) are anti-dilutive and thus will have no effect on earnings per share.
We also have an Employee Stock Purchase Plan (ESPP) where eligible employees may purchase a limited number of shares of Libbey’s common stock at a discount. In accordance with APB 25, this plan is considered non-compensatory, and therefore no expense related to this plan is included in our Consolidated Statements of Income. For further information on stock options and the ESPP, see note 15.

Research and Development Research and development costs are charged to the Consolidated Statements of Operations when incurred. Expenses for 2005, 2004 and 2003, respectively, were $2,413, $2,247 and $2,051.
Advertising Costs We expense all advertising costs as incurred, and the amounts were immaterial for all periods presented.
Computation of Income Per Share of Common Stock Basic net income per share of common stock is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income per share of common stock is computed using the weighted average number of shares of common stock outstanding and dilutive potential common share equivalents during the period. Dilutive potential common share equivalents primarily consist of employee stock options.
Treasury Stock Treasury stock purchases are recorded at cost. During 2005 and 2004, we did not purchase any treasury stock. During 2003, we purchased 1,500,000 shares of stock at an average cost of $25.95. During 2005 and 2004, we issued 197,589 and 167,287 shares from treasury stock at an average cost of $16.93 and $21.42, respectively.
Guarantees We account for guarantees in accordance with Interpretation No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Guarantees meeting the characteristics described in the Interpretation are required to be initially recorded at fair value. The Interpretation also requires us to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. For further information and disclosure on our guarantees, see note 19.
Variable Interest Entities FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) was issued in January 2003. In December 2003, the FASB issued Interpretation No. 46R (FIN 46R) which serves to clarify guidance on FIN 46. The objective of FIN 46R is to provide guidance on the identification of a variable interest and a variable interest entity (VIE) to determine when the assets, liabilities, and results of operations of a VIE should be consolidated in a company’s financial statements. A company that holds a variable interest in an entity is required to consolidate the entity if the company absorbs a majority of the VIE’s expected losses and/or receives a majority of the VIE’s expected residual returns. FIN 46R requires the adoption of either FIN 46 or FIN 46R in financial statements of public entities that have interests in structures that are referred to as special purpose entities for periods ending after December 15, 2003. Application for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. As a result of FIN 46R, we identified our joint venture in Vitrocrisa and related arrangements as a VIE; however, we determined that we are not the primary beneficiary. Accordingly, we are not required to consolidate the financial statements of Vitrocrisa into our financial statements. For further disclosure see note 6.
Reclassifications Certain amounts in prior years’ financial statements have been reclassified to conform to the presentation used in the year ended December 31, 2005.

New Accounting Standards
In January 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-1), which permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). In May 2004, the FASB issued FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2). FSP 106-2 supersedes FSP No. 106-1. FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. FSP 106-2 provides authoritative guidance on the accounting for the Act and specifies the disclosure requirements for employers who have adopted FSP 106-2. Up until the third quarter of 2005, we had elected to defer accounting for the effects of the Act pending clarification of the Act on our nonpension postretirement plans. Beginning in the third quarter of 2005, with guidance from the Centers for Medicare and Medicaid Services, we have determined the effects of the Act on our nonpension postretirement plans and included them in our Consolidated Financial Statements. See Note 13.
In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123 Revised). This is an amendment to SFAS No. 123, “Accounting for Stock-Based Compensation.” This new standard requires share-based compensation transactions to be accounted for using a fair-value-based method and the resulting cost to be recognized in our financial statements. This new standard is effective beginning January 1, 2006. We are currently evaluating SFAS No. 123 Revised and intend to implement it in the first quarter of 2006. The projected impact approximately an after tax charge of $0.4 million for 2006.
The FASB issued SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.” This statement clarifies the requirement that abnormal inventory-related costs be recognized as current-period charges and requires that the allocation of fixed production overhead costs to inventory conversion costs be based on the normal capacity of the production facilities. The provisions of this statement are to be applied prospectively to inventory costs incurred during fiscal years beginning after June 15, 2005. We do not presently expect the effects of adoption to be significant.
In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (FIN 47). Asset retirement obligations (ARO’s) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional on future events should be recorded at fair value as soon as fair value is reasonably estimable. FIN 47 is effective for fiscal years ending after December 15, 2005. We have adopted the provisions of FIN 47 during the fourth quarter of 2005 and recorded a $0.1 charge to earnings.
In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized via a cumulative effect adjustment within net income of the period of change. Statement 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Statement 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not believe adoption of Statement 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

3. Balance Sheet Details
The following tables provide detail of selected balance sheet items:

December 31,	2005	2004

Accounts receivable:
Trade receivables	$75,470	$64,744
Other receivables	3,572	2,778

Total accounts receivable, less allowances of $8,342 and $7,661	$79,042	$67,522

Inventories:
Finished goods	$112,058	$115,691
Work in process	4,456	6,017
Raw materials	5,442	4,109
Operating supplies	616	808

Total inventories	$122,572	$126,625

Prepaid and other current assets:
Prepaid expenses	$3,142	$3,147
Derivative assets	7,645	161

Total prepaid and other current assets	$10,787	$3,308

Other assets:
Deposits	$1,386	$1,661
Finance fees – net of amortization	2,003	2,002
Other	1,008	468

Total other assets	$4,397	$4,131

Accrued liabilities:
Accrued incentives	$14,306	$12,881
Derivative liabilities	67	1,375
Workers compensation	9,134	1,979
Medical liabilities	3,019	2,755
Interest	1,843	1,538
Commissions payable	858	756
Accrued non-income taxes	432	83
Accrued liabilities	7,309	4,148

Total accrued liabilities	$36,968	$25,515

Other long-term liabilities:
Deferred liability	$877	$689
Guarantee of Vitrocrisa debt	421	421
Other	4,163	5,869

Total other long-term liabilities	$5,461	$6,979

4. Acquisitions
Crisal-Cristalaria Automática, S.A
On January 10, 2005, we purchased 95 percent of the shares of Crisal-Cristalaria Automática S.A. (Crisal) located in Marinha Grande, Portugal, from Vista Alegre Atlantis SGPS, SA. The cash transaction was valued at €22.1 million including acquisition costs. Pursuant to the agreement, we will acquire the remaining shares of Crisal for approximately €2 million approximately three years after the closing date, provided that Crisal meets a specified target relating to earnings before interest, taxes, depreciation and amortization (EBITDA). The agreement provides that, if Crisal does not meet the specified target, we will acquire the remaining shares of Crisal for one euro. In addition, the agreement provides that, if Crisal meets other specified EBITDA and net sales targets, we will pay the seller an earn-out payment in the amount of €5.5 million no earlier than three years after the closing date of January 10, 2005. In the event that any contingent payments are made according to the agreement, the payments will be reflected as additional purchase price.
Crisal manufactures and markets glass tableware, mainly tumblers, stemware and glassware accessories, and the majority of its sales are in Portugal and Spain. This acquisition of another European glassware manufacturer is complementary to our 2002 acquisition of Royal Leerdam, a maker of fine European glass stemware. Royal Leerdam’s primary markets are located in countries in northern Europe. These acquisitions are consistent with our external growth strategy to be a supplier of high-quality, machine-made glass tableware products to key markets worldwide.
Following is a summary of the fair values of the assets acquired and liabilities assumed as of the date of acquisition:

Current assets	$13,216
Property, plant and equipment	31,755
Intangible assets	4,455
Goodwill	3,924

Total assets acquired	53,350

Less liabilities assumed:Current liabilities	18,992
Long-term liabilities	5,410

Total liabilities assumed	24,402

Cash purchase price	$28,948

Intangible assets acquired of $4,455 consist of trade names and customer lists and are being amortized over an average life of 9.6 years. Crisal’s results of operations are included in our Consolidated Financial Statements starting January 11, 2005. Pro forma results for both the prior-year period and the period from January 1 through January 10, 2005, are not included, as they are considered immaterial.
Vitrocrisa
In late July 2005, we announced that we are pursuing the possible purchase of the remaining 51 percent of the shares of Vitrocrisa from Vitro S.A. We are still pursuing this possible purchase. Vitrocrisa is currently a joint venture between Libbey and Vitro S.A., with Libbey owning 49 percent of the shares and Vitro S.A. owning 51 percent of the shares. See note 6.

5. Software
Software consists of internally developed and purchased software packages for internal use. Capitalized costs include software packages, installation, and/or certain internal labor costs. These costs are generally amortized over a five-year period. Software is reported net of accumulated amortization.

December 31,	2005	2004

Software	$19,042	$16,986
Accumulated amortization	14,481	13,685

Software — net	$4,561	$3,301

Amortization expense was $796, $921 and $1,058 for years 2005, 2004 and 2003, respectively.
6. Investments in Unconsolidated Affiliates
We are a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related companies (Vitrocrisa), which manufactures, markets and sells glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers). We record our 49% interest in Vitrocrisa Holding, S. de R.L. de C.V. and related companies using the equity method.
Vitrocrisa Holding S. de R.L. de C.V. and subsidiaries and Crisa Libbey, S.A. de C.V. use the U.S. dollar as the functional currency. As a result, the accompanying financial statements have been remeasured from Mexican pesos into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses. In addition, foreign currency transaction gains and losses resulting from U.S. dollar denominated transactions are eliminated. The resulting remeasurement gain (loss) is recorded in results of operations.
Condensed balance sheet information for Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries, Crisa Libbey, S.A. de C.V. and Crisa Industrial, L.L.C. (including adjustments for U.S. GAAP equity method accounting) is as follows:

December 31,	2005	2004

Current assets	$80,102	$88,195
Non-current assets	99,940	100,274

Total assets	180,042	188,469

Current liabilities	72,550	69,426
Other liabilities	94,865	93,962

Total liabilities	167,415	163,388

Net assets	$12,627	$25,081

Condensed statements of operations for Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries, Crisa Libbey, S.A. de C.V. and Crisa Industrial, L.L.C. (including adjustments for U.S. GAAP equity method accounting) are as follows:

Year ended December 31,	2005	2004	2003

Total revenues	$191,801	$189,761	$183,650
Cost of sales	165,815	162,046	150,939

Gross profit	25,986	27,715	32,711
Selling, general and administrative expenses	23,154	22,250	20,626

Income from operations	2,832	5,465	12,085
Remeasurement (loss) gain	(1,284)	(1,341)	2,652
Other expense	(1,533)	(463)	(662)

(Loss) earnings before interest and taxes	15	3,661	14,075
Interest expense	8,382	6,589	5,036

(Loss) income before income taxes	(8,367)	(2,928)	9,039
Income taxes	931	(1,106)	18

Net (loss) income	$(9,298)	$(1,822)	$9,021

The above 2005 results have been adjusted to reflect the impact of the deferred profit sharing and severance indemnity obligation items referred to in Vitrocrisa’s Report of Independent Registered Public Accounting Firm.
We record 49% of Vitrocrisa’s (loss) income before income taxes in the line “equity (loss) earnings-pretax” in our Consolidated Statements of Income. We record 49% of Vitrocrisa’s income taxes in the line “provision for income taxes” in our Consolidated Statements of Operations. These items are shown below:

Year ended December 31,	2005	2004	2003

Equity (loss) earnings — pretax	$(4,100)	$(1,435)	$4,429
Provision (credit) for income taxes	456	(542)	9

Net equity (loss) earnings	$(4,556)	$(893)	$4,420

On our Consolidated Statements of Cash Flows, we record the net equity (loss) earnings amount as part of operating activities.
We test for impairment of our investment in accordance with APB 18, “The Equity Method of Accounting for Investments in Common Stock.” For all periods presented, no impairment exists.
Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46R), requires a company that holds a variable interest in an entity to consolidate the entity if the company’s interest in the variable interest entity (VIE) is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, and therefore is the primary beneficiary. We have determined that Vitrocrisa is a VIE. Our 49% equity ownership in Vitrocrisa began in 1997. Our analysis was based upon our agreements with the joint venture, specifically, our 49% participation in equity earnings (loss), dividends, certain contractual technical assistance arrangements, and a distribution agreement giving us exclusive distribution rights to sell Vitrocrisa’s glass tableware products in the U.S. and Canada, and giving Vitrocrisa the exclusive distribution rights for our glass tableware products in Latin America. In addition, we guarantee a portion of Vitrocrisa’s bank debt. We have evaluated this investment and related arrangements. We have determined that we are not the primary beneficiary and should not consolidate Vitrocrisa into our Consolidated Financial Statements.
Our maximum exposure to loss in regards to Vitrocrisa and related arrangements is $23 million for a guarantee for Vitrocrisa’s bank debt, the investment in Vitrocrisa valued at $76.7 million at December 31, 2005, $5 million for our guarantee of Vitrocrisa’s obligation to purchase electricity and any losses incurred by the joint venture, of which we incur 49% as an equity loss. We are also exposed to losses in regard to the distribution agreement. These losses are difficult to quantify as some products could be sourced from other third party vendors and/or produced by us.
In late July 2005, we announced that we are pursuing the possible purchase of the remaining 51 percent of the shares of Vitrocrisa from Vitro S.A. We are still pursuing this possible purchase.

7. Purchased Intangible Assets and Goodwill
Purchased Intangibles
Changes in purchased intangibles balances are as follows:

	2005	2004

Beginning balance	$12,314	$12,834
Acquired (note 4)	4,455	—
Impairment (see below)	(3,738)	—
Amortization	(1,326)	(820)
Foreign currency impact	(927)	300

Ending balance	$10,778	$12,314

Purchased intangible assets are composed of the following:

December 31,	2005	2004

Indefinite life intangible assets	$6,879	$10,617
Definite life intangible assets, net of accumulated amortization of $6,955 and $5,629	3,899	1,697

Total	$10,778	$12,314

Amortization expense for definite life intangible assets was $1,326, $820 and $1,594 for years 2005, 2004 and 2003, respectively.
Indefinite life intangible assets are composed of trade names and trademarks that have an indefinite life and are therefore individually tested for impairment on an annual basis, or more frequently in certain circumstances where impairment indicators arise, in accordance with SFAS No. 142. Our measurement date for impairment testing is October 1st of each year. When performing our test for impairment of individual indefinite life intangible assets, we use a relief from royalty method to determine the fair market value that is compared to the carrying value of the indefinite life intangible asset. This was done as of October 1, 2005, and based on this analysis, we concluded that intangibles of $3,738, associated with Syracuse China, were impaired. See discussion of goodwill below for factors contributing to the impairment.
The definite life intangible assets primarily consist of technical assistance agreements, noncompete agreements and patents. The definite life assets are generally amortized over a period ranging from three to twenty years. The weighted average remaining life on the definite life intangible assets is 6.4 years at December 31, 2005.
Future estimated amortization expense of definite life intangible assets is as follows:

2006	2007	2008	2009	2010

$762	$762	$9	$9	$9

Goodwill
Changes in goodwill balances, net of accumulated amortization, are as follows:

	2005	2004

Beginning balance	$53,689	$53,133
Acquired (note 4)	3,924	—
Impairment (see below)	(5,441)	—
Foreign currency impact	(1,347)	556

Ending balance	$50,825	$53,689

Goodwill impairment tests are completed for each reporting unit on an annual basis, or more frequently in certain circumstances where impairment indicators arise. When performing our test for impairment, we use the discounted cash flow method which incorporates the weighted average cost of capital of a hypothetical third party buyer to compute the fair value of each reporting unit. The fair value is then compared to the carrying value. To the extent that fair value exceeds the carrying value, no impairment exists. This was done as of October 1st for each year presented. Our review indicated an impairment of goodwill of $5.4 million at our Syracuse China facility during 2005. The impairment principally results from rising manufacturing costs, competitive pricing pressures and lower expected sales volume growth. If the Company’s projected future cash flows were lower or if the assumed weighted average cost of capital were higher, the testing performed as of October 1, 2005, may have indicated an impairment of one or more of the Company’s other reporting units and, as a result, the related goodwill would also have been impaired. As of October 1, 2005 the excess of fair value of the Royal Leerdam reporting unit exceeded its carrying value by approximately $4.7 million.

8. Property, Plant and Equipment
Property, plant and equipment consists of the following:

December 31,	2005	2004

Land	$15,649	$17,781
Buildings	50,935	45,277
Machinery and equipment	253,757	234,670
Furniture and fixtures	12,962	12,328
Construction in progress	24,638	11,395

	357,941	321,451

Less accumulated depreciation	157,813	139,073

Net property, plant and equipment	$200,128	$182,378

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 14 years for equipment and furnishings and 10 to 40 years for buildings and improvements. Depreciation expense was $30,359, $27,764 and $25,457 for the years 2005, 2004 and 2003, respectively.
During 2005, we recorded $6.3 million of reductions in the carrying value of our long-lived assets at Syracuse China in accordance with SFAS No. 144. Under SFAS No. 144, long-lived assets are tested for recoverability if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We noted indicators during the fourth quarter of 2005 that the carrying value of our long-lived assets may not be recoverable and performed an impairment review. We evaluated the recoverability of our long-lived assets and recorded impairment charges, for property, plant and equipment, based on the amounts by which the carrying amounts of these assets exceeded their fair value. The impairment principally results from rising manufacturing costs, competitive pricing pressures and lower expected sales volume growth.
9. Borrowings
Borrowings consist of the following:

December 31,	Interest Rate	Maturity Date	2005	2004

Borrowings under credit facility	Floating	June 24, 2009	$143,814	$113,690
Senior note	3.69%	March 31, 2008	25,000	25,000
Senior notes	5.08%	March 31, 2013	55,000	55,000
Senior notes	Floating	March 31, 2010	20,000	20,000
Promissory Note	6.00%	January 2006 to September 2016	2,131	2,267
Notes payable	Floating	January 2006	11,475	9,415
Obligations under capital leases	Floating	January 2006 to May 2009	2,203	—
Other debt	Floating	September 2009	2,056	—

Total borrowings			261,679	225,372
Less — current portion of borrowings			12,300	9,530

Total long-term portion of borrowings			$249,379	$215,842

Annual maturities for all of our borrowings for the next five years are as follows:

2006	2007	2008	2009	2010

$12,300	$768	$25,751	$146,235	$20,115

On January 23, 2006, Libbey Glassware (China) Company Limited (Libbey China), an indirect wholly-owned subsidiary of Libbey, entered into an RMB Loan Contract (Loan Contract) with China Construction Bank Corporation Langfang Economic Development Area Sub-Branch (CCB). Pursuant to the Loan Contract, CCB agreed to lend to Libbey China RMB 250 million, or the equivalent of approximately $31 million, in connection with the construction of our production facility in China. The loan has a term of eight years and bears interest at a variable rate announced by the People’s Bank of China and to be adjusted annually. As of the date of the initial advance under the Loan Contract, the annual interest rate was 5.51%. Interest is payable quarterly. Payments of principal in the amount of RMB 30 million (approximately $3.8 million) and RMB 40 million (approximately $5.0 million) must be made on July 20, 2012 and December 20, 2012, respectively, and three payments of principal in the amount of RMB 60 million (approximately $7.5 million) each must be made on July 20, 2013, December 20, 2013 and January 20, 2014, respectively. The obligations of Libbey China are secured by a guarantee executed by Libbey Inc. for the benefit of CCB.
Some of the above borrowings require maintenance of certain financial covenants. On December 30, 2005, we amended the terms of the Agreement and our Senior Notes. Pursuant to the amendments, we agreed to reduce the maximum amount that we may borrow under the Agreement from $250 million to $195 million. We also agreed that the maximum permissible leverage ratio under both the Agreement and Senior Notes would be increased to 4.5 to 1.0 as of December 31, 2005, 4.85 to 1.00 for the period January 1, 2006 through September 30, 2006, 4.00 to 1.00 for the period October 1, 2006 through December 31, 2006, and 3.25 to 1.00 from and after January 1, 2007. In addition, we agreed to a 50 basis point increase in the applicable interest rate and an additional 50 basis point increase in the applicable rate if our actual consolidated leverage ratio exceeds 4.25 to 1.0. We also granted to the lenders a security interest in substantially all of our assets and pledged equity interests in certain subsidiaries. As part of this debt restructuring, we wrote off, in accordance with accounting guidance for debt restructurings, certain unamortized fees and costs associated with obtaining the amendments. Total fees written off in the fourth quarter of 2005 were $1.8 million, which is included in the line item “interest expense” on the Consolidated Statements of Operations.
Revolving Credit Facility
In June 2004, we entered into an unsecured agreement for an Amended and Restated Revolving Credit Agreement (Revolving Credit Agreement or Agreement) with Libbey Glass Inc. and Libbey Europe B.V. as borrowers. See discussion of December 30, 2005 amendment above. The Agreement is with a group of banks that provides for a Revolving Credit and Swing Line Facility (Facility) permitting borrowings up to an aggregate total of $195 million, maturing June 24, 2009. Swing Line borrowings are limited to $25 million. Swing Line U.S. dollar borrowings bear interest calculated at the prime rate plus the Applicable Rate for Base Rate Loans as defined in the Agreement. Revolving Credit Agreement U.S. dollar borrowings bear interest at our option at either the prime rate plus the Applicable Rate for Base Rate Loans or a Eurodollar rate plus the Applicable Rate for Eurodollar Loans as defined in the Agreement. The Applicable Rates for Base Rate Loans and Eurodollar Loans vary depending on our performance against certain financial ratios. The Applicable Rates for Base Rate Loans and Eurodollar Loans were 0.75% and 1.75%, respectively, at December 31, 2005. The weighted average interest rate on these borrowings at December 31, 2005, was 5.5% per year.
Libbey Europe B.V. may have euro-denominated swing line or revolving borrowings under the Revolving Credit Agreement in an aggregate amount not to exceed the Offshore Currency Equivalent, as defined in the Revolving Credit Agreement, of $105 million. Offshore Currency Swing Line borrowings are currently limited to $15 million of the $25 million total Swing Line borrowings. Interest is calculated at the Offshore Currency Swing Line rate plus the Applicable Rate for Swing Line Loans in euros. Revolving Offshore Currency Borrowings bear interest at the Offshore Currency Rate plus the Applicable Rate for Offshore Currency Rate Loans, as defined in the Agreement. The Applicable Rates for Swing Line Loans in euros and Offshore Currency Rate Loans vary depending on our performance against certain financial ratios. The Applicable Rates for Swing Line Loans in euros and Offshore Currency Rate Loans were 2.25% and 1.75%, respectively, at December 31, 2005.
We may also elect to borrow under a Negotiated Rate Loan alternative of the Facility at negotiated rates of interest up to a maximum of $125 million. The Facility also provides for the issuance of $30 million of letters of credit, with such usage applied against the $195 million limit. At December 31, 2005, we had $8.4 million in letters of credit outstanding under the Facility.
We pay a Facility Fee, as defined by the Agreement, on the total credit provided under the Facility. The Facility Fee varies depending on our performance against certain financial ratios. The Facility Fee was 0.50% at December 31, 2005.
No compensating balances are required by the Agreement. The Agreement does require the maintenance of certain financial ratios, restricts the incurrence of indebtedness and other contingent financial obligations, and restricts certain types of business activities and investments.

Senior Notes
On March 31, 2003, we issued $100 million of privately placed senior notes. See discussion of December 30, 2005 amendment above. Eighty million dollars of the notes have an average interest rate of 4.65% per year, with an initial average maturity of 8.4 years and a remaining average maturity of 5.7 years. Twenty million dollars of the senior notes have a floating interest rate at a margin over the London Interbank Offer Rate (LIBOR) that is set quarterly. The floating interest rate at December 31, 2005, on the $20 million debt was 5.07% per year.
Promissory Note
In September 2001, we issued a $2.7 million promissory note in connection with the purchase of our Laredo, Texas warehouse facility. At December 31, 2005 and 2004, we had $2,131 and $2,267 outstanding on the promissory note, respectively.
Notes Payable
We have two working capital lines of credit, one for a maximum of $10 million and the second for a maximum of €10 million. The $11,475 outstanding at December 31, 2005, was the U.S. dollar equivalent under the euro-based working capital line and the interest rate was 3.4%. The balance outstanding of $9,415 at December 31, 2004 was also under the euro-based working capital line and the interest rate was 3.2%.
Obligations Under Capital Leases
We lease certain machinery and equipment under agreements that are classified as capital leases. These leases were acquired in the Crisal acquisition (see Note 4). The cost and accumulated depreciation of the equipment under capital leases is included in the Consolidated Balance Sheet as property, plant and equipment, net and the related depreciation expense is included in the Consolidated Statements of Operations.
The future minimum lease payments under the capital leases as of December 31, 2005, are as follows:

2006	2007	2008	2009

$664	$653	$637	$249

Other Debt
The other debt of $2,056 represents government subsidized loans for equipment purchases at Crisal.
Interest Rate Protection Agreements
We have Interest Rate Protection Agreements (Rate Agreements) with respect to $25 million of debt as a means to manage our exposure to fluctuating interest rates. The Rate Agreements effectively convert this portion of our borrowings from variable rate debt to fixed-rate debt, thus reducing the impact of interest rate changes on future income. The fixed interest rate for our borrowings related to the Rate Agreements at December 31, 2005, excluding applicable fees, is 5.3% per year and the total interest rate, including applicable fees, is 7.6% per year. The average maturity of these Rate Agreements is 0.4 years at December 31, 2005. Total remaining debt not covered by the Rate Agreements has fluctuating interest rates with a weighted average rate of 4.8% per year at December 31, 2005. If the counterparts to these Rate Agreements were to fail to perform, we would no longer be protected from interest rate fluctuations by these Rate Agreements. However, we do not anticipate nonperformance by the counterparties.
The fair market value for the Rate Agreements at December 31, 2005, was $(67). The fair value of the Rate Agreements is based on the market standard methodology of netting the discounted expected future variable cash receipts and the discounted future fixed cash payments. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate forward curves. We do not expect to cancel these agreements and expect them to expire as originally contracted.
10. Special Charges
Capacity Realignment
In August 2004, we announced that we were realigning our production capacity in order to improve our cost structure and recorded $14,519 of pretax charges. In mid-February 2005, we ceased operations at our manufacturing facility in City of Industry, California, and began realignment of production among our other domestic glass manufacturing facilities.
During 2005, we recorded a pretax charge of $1,073 related to the closure of the City of Industry facility and realignment of our production capacity. The $1,073 was recorded in the line item “special charges.” These charges were for employee termination costs, the writedown of fixed assets, and to recognize the land sale gain. Employee termination costs primarily include severance, medical benefits and outplacement services for the 140 hourly and salary employees that were terminated. The write-down of fixed assets of $1,827 is to write-down certain machinery and equipment to reflect changes in estimated fair value. In December 2004, we sold approximately 27 acres of property in City of Industry, California, for net proceeds of $16,623 (recorded as deposit liability). Pursuant to the purchase agreement, the buyer leased the property back to us in order to enable us to cease operations, to relocate certain equipment to our other glassware manufacturing facilities, to demolish the buildings on the property and perform related site work, as required by the contract. All demolition and required remediation was completed by December 31, 2005 and as such we recorded a net gain on the sale of $4,508 in 2005.
The following table summarizes the capacity realignment charge incurred in 2005 and in total.

	Twelve months	Twelve months
	ended	Ended
	December 31,	December 31,	Total charge
	2005	2004	(gain)

Pension & postretirement welfare	$—	$4,621	$4,621
Inventory write-down	—	1,905	1,905

Included in cost of sales	—	6,526	6,526

Equipment write-down	1,827	4,678	6,505
Net gain on land sale	(4,508)	—	(4,508)
Employee termination cost	3,754	3,315	7,069

Included in capacity realignment charge	1,073	7,993	9,066

Total pretax capacity realignment charge	$1,073	$14,519	$15,592

Following reflects the balance sheet activity related to the capacity realignment for the years ended December 31, 2005 and 2004:

	Reserve			Inventory		Reserve
	balances at	Total charge	Cash	and fixed		balance at
	January 1,	(credit) to	receipts/	asset	Non-cash	December
	2005	earnings	(payments)	dispositions	utilization	31, 2005

Inventory write-down	$1,517	$—	$—	$(1,517)	$—	$—
Land sale gain	16,623	(4,508)	(2,616)	(8,444)	—	1,055
Fixed asset write-down and equipment relocation costs	—	1,827	(650)	(1,177)	—	—
Employee termination costs	3,025	3,754	(6,045)	—	(664)	70

Total	$21,165	$1,073	$(9,311)	$(11,138)	$(664)	$1,125

	Reserve			Inventory		Reserve
	balances at	Total	Cash	and fixed		balance at
	January 1,	charge to	receipts/	asset	Non-cash	December
	2004	earnings	(payments)	dispositions	utilization	31, 2004

Pension & postretirement welfare	$—	$4,621	$—	$—	$(4,621)	$—
Inventory write-down	—	1,905	—	(388)	—	1,517
Land sale gain	—	—	16,623	—	—	16,623
Fixed asset write-down	—	4,678	—	(4,678)	—	—
Employee termination costs	—	3,315	(290)	—	—	3,025

Total	$—	$14,519	$16,333	$(5,066)	$(4,621)	$21,165

Inventory and fixed asset dispositions include the net book value in equipment, land, buildings, costs for improvement and site demolition related to the closure of the facility as discussed above. The $664 non-cash utilization for employee termination costs is the result of reclassifications to other accruals on our balance sheet. The $1,055 reserve on the land sale gain represents outstanding billings related to 2005 site demolition activities.
Non-cash utilization for 2004 of $4,621 relates to pension and postretirement welfare curtailment charges discussed in notes 12 and 13.

The ending balance of $1,125 for 2005 and $21,165 for 2004 is included in the special charges reserve on the Consolidated Balance Sheets.
Salary Reduction Program
In the second quarter of 2005, we announced a ten percent reduction of our North American salaried workforce, or approximately 70 employees, in order to reduce our overall costs. This resulted in a pretax charge of $4.7 million during 2005.
The following table summarizes the salary reduction charge incurred:

Twelve
months ended
December 31,
2005

Pension & postretirement welfare	$867

Included in cost of sales	867

Pension & postretirement welfare	1,347

Included in selling, general and administrative expenses	1,347

Employee termination costs	2,494

Included in special charges	2,494

Total pretax salary reduction charge	$4,708

The charges listed above are the final charges for our salary reduction program.
The pension and postretirement welfare expenses are further explained in Notes 12 and 13. Employee termination costs primarily include severance, medical benefits and outplacement services for the 70 salary employees that were terminated.
The following reflects the balance sheet activity related to the salary reduction program for the year ended December 31, 2005:

	Balance at	Total			Balance at
	January 1,	charge to	Cash	Non-cash	December 31,
	2005	earnings	payments	utilization	2005

Pension & postretirement welfare	$—	$2,214	$—	$(2,214)	$—
Employee termination costs	—	2,494	(1,383)	(234)	877

Total	$—	$4,708	$(1,383)	$(2,448)	$877

The pension and postretirement welfare non-cash utilization of $2,214 relates to curtailment charges discussed notes 12 and 13. The $234 non-cash utilization for employee termination costs is the result of reclassifications to other accruals on our balance sheet.
The employee termination costs of $877 are included in the special charges reserve on the Consolidated Balance Sheets.

Syracuse China Asset Impairment and Other Charges
In 2005 we recognized impairment and other charges of $16,534 associated with Syracuse China. As discussed further below, these charges related to a write down of inventories to fair value, impairment of goodwill and other intangibles and an impairment of long-lived assets.
An analysis was done to determine the appropriate carrying value of inventory located at Syracuse China. A lower of cost or market adjustment was recorded during the fourth quarter of 2005 in the amount of $1,098 (non-cash) to properly state our ending inventory values. This charge was included in “cost of sales” on the Consolidated Statements of Operations.
Goodwill and intangible assets were tested for impairment in accordance with SFAS No. 142 and an impairment charge was incurred in the amount of $9,179 for both goodwill and intangibles associated with Syracuse China. For further discussion of goodwill and intangibles impairment see note 7.
During 2005, we recorded $6,257 of reductions in the carrying value of our long-lived assets in accordance with SFAS No. 144. Under SFAS No. 144, long-lived assets are tested for recoverability if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We noted indicators during the fourth quarter of 2005 that the carrying value of our long-lived assets may not be recoverable and performed an impairment review based upon an analysis of the undiscounted future cash flows associated with those fixed assets. We then recorded impairment charges, for property, plant and equipment, based on the amounts by which the carrying amounts of these assets exceeded their fair value. Fair value was determined by independent outside appraisals. These charges are included in “special charges” on the Consolidated Statements of Operations.
No further charges are anticipated in 2006.
Pension Settlement Accounting
As part of our capacity realignment and salary reduction efforts mentioned above, pension settlement charges were incurred. The pension settlement charges were triggered by excess lump sum distributions taken by employees during 2005 relating to the reduction in employment levels for our capacity realignment and our salary reduction programs discussed above which required us to record unrecognized gains and losses in our pension plan accounts. The total pension settlement accounting charges were $4,921 (non-cash), which is included in the line item “special charges” on the Consolidated Statements of Operations. See note 12 for further discussion.
The projected pension settlement charge for 2006 is approximately $3 million if lump sum distributions continue at expected levels.
Summary of Special Charges
The following table summarizes the special charges mentioned above and their classifications on the Consolidated Statements of Operations:

	Twelve months ended	Twelve months ended
	December 31, 2005	December 31, 2004

Cost of sales	$1,965	$6,526
Selling, general and administrative expenses	1,347	—
Impairment of goodwill and other intangible assets	9,179	—
Special charges	14,745	7,993

Total special charges	$27,236	$14,519

The following table summarizes the special charges mentioned above and their classifications on the Consolidated Statements of Cash Flows:

	Twelve months ended	Twelve months ended
	December 31, 2005	December 31, 2004

Total special charges expense	$27,236	$14,519
Capacity realignment cash payments	(9,311)	(290)
Salary reduction cash payments	(1,383)	—

Total special charges expense in excess of cash payments	$16,542	$14,229

11. Income Taxes
The (credit) provision for income taxes was calculated based on the following components of (loss) earnings before income taxes:

Year ended December 31,	2005	2004	2003

United States	$(18,537)	$10,180	$27,049
Non-U.S.	(7,168)	1,600	7,155

Total earnings before tax	$(25,705)	$11,780	$34,204

The (credit) provision for income taxes consists of the following:

Year ended December 31,	2005	2004	2003

Current:
U.S. federal	$5,614	$5,798	$5,419
Non-U.S.	2,743	1,156	1,105
U.S. state and local	460	648	540

Total current tax provision	8,817	7,602	7,064

Deferred:
U.S. federal	(14,374)	(2,483)	(2,438)
Non-U.S.	(3,010)	(1,256)	336
U.S. state and local	2,183	(335)	169

Total deferred tax (credit)	(15,201)	(4,074)	(1,933)

Total:
U.S. federal	(8,760)	3,315	2,981
Non-U.S.	(267)	(100)	1,441
U.S. state and local	2,643	313	709

Total tax (credit) provision	$(6,384)	$3,528	$5,131

Our deferred income tax (credit) provision includes a benefit of $49 for the effect of reduced statutory non-U.S. tax rates and a benefit of $170 for the effect of reduced U.S. state and local tax rates in 2005. Our deferred income tax provision includes a benefit of $1,490 for the effect of reduced statutory non-U.S. tax rates in 2004.
Significant components of our deferred tax liabilities and assets are as follows:

December 31,	2005	2004

Deferred tax liabilities:
Property, plant and equipment	$30,607	$31,874
Inventories	3,219	5,804
Intangibles and other assets	6,378	7,959

Total deferred tax liabilities	40,204	45,637

Deferred tax assets:
Nonpension postretirement benefits	16,614	15,956
Other accrued liabilities	9,396	11,078
Pension	14,034	5,000
Receivables	3,224	2,670
Net operating loss carry forwards	5,376	3,019
Tax credits	3,815	3,845

Total deferred tax assets	52,459	41,568

Net deferred tax asset (liability) before valuation Allowance	12,255	(4,069)
Valuation allowance	(3,033)	(955)

Net deferred tax asset (liability)	$9,222	$(5,024)

The net deferred tax asset (liability) is included in the Consolidated Balance Sheet as follows:

December 31,	2005	2004

Current deferred tax asset	$8,270	$7,462
Noncurrent deferred tax asset	952	—
Noncurrent deferred tax (liability)	—	(12,486)

Net deferred tax asset (liability)	$9,222	$(5,024)

The 2005 deferred asset for net operating loss carryforwards of $5,376 relates to losses incurred in the Netherlands of $11,420 and in Portugal of $7,464. The 2004 deferred asset for net operating loss carryforwards of $3,019 relates to losses incurred in the Netherlands of $8,650. There is no expiration to the net operating loss carryforwards incurred in the Netherlands, and the net operating loss in Portugal expires in 2011. Both our Netherlands and Portuguese operations are in a net deferred tax liability.
The 2005 deferred tax credits of $3,815 consist of $1,341 of U.S. federal tax credits and $2,474 of U.S. state tax credits. The 2004 deferred tax credits of $3,845 consist of U.S. federal tax credits of $1,155 and U.S. state tax credits of $2,690. The U.S. federal tax credits are foreign tax credits associated with undistributed earnings of our Canadian operations, which are not permanently reinvested. The U.S. state tax credits are primarily related to investment tax credits and will expire between 2007 and 2019.
The 2005 valuation allowance of $3,033 is for U.S. federal tax credits of $289, U.S. state tax credits of $2,474, and non-U.S. net operating losses of $270. The 2004 valuation allowance of $955 is for U.S. federal tax credits of $289, U.S. state tax credits of $195 and non-U.S. net operating losses of $471. The valuation allowance increase of $2,078 is primarily due to changes in state tax laws and a reduction in expected state tax credit utilization in Ohio and New York.
A reconciliation from the statutory U.S. federal tax rate of 35% to the consolidated effective tax rate is as follows:

Year ended December 31,	2005	2004	2003

Statutory U.S. federal tax rate	35.0%	35.0%	35.0%

Increase (decrease) in rate due to:
Non-U.S. tax differential	(8.7)	(4.5)	(19.0)
U.S. state and local income taxes, net of related U.S. federal taxes	(6.7)	1.7	1.3
U.S. federal credits	0.4	(3.3)	(2.0)
Other	4.8	1.1	(0.3)

Consolidated effective tax rate	24.8%	30.0%	15.0%

Significant components of our current income tax liability (asset) are as follows:

December 31,	2005	2004

U.S. federal	$7,399	$5,836
Non-U.S.	157	245
U.S. state and local	(425)	(242)

Total current income tax liability	$7,131	$5,839

Income tax related to employee stock option transactions of $4, $72 and $1,458 for the years ended December 31, 2005, 2004 and 2003, respectively, was allocated to shareholders’ equity. In addition, income tax related to other comprehensive income pension changes of $(3,837), $(879) and $2,751 for the years ended December 31, 2005, 2004 and 2003, respectively, and income tax related to derivatives of $3,045, $1,246 and $1,128 for the years ended December 31, 2005, 2004 and 2003, respectively, were allocated to shareholders’ equity.
U.S. income taxes and non-U.S. withholding taxes were not provided for on a cumulative total of $6,127 of undistributed earnings for certain non-U.S. subsidiaries. We intend to reinvest these earnings indefinitely in the non-U.S. operations. Determination of the net amount of unrecognized U.S. income tax with respect to these earnings is not practicable.

12. Pension
We have pension plans covering the majority of our employees. Benefits generally are based on compensation for salaried employees and length of service for hourly employees. Our policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. In addition, we have a supplemental employee retirement plan (SERP) covering certain employees. The U.S. pension plans, including the SERP, which is an unfunded liability, cover the hourly and salaried U.S.-based employees of Libbey. The non-U.S. pension plans cover the employees of our wholly owned subsidiaries, Royal Leerdam and Leerdam Crystal, both located in the Netherlands.
Effect on Operations
The components of our net pension expense (credit), including the SERP, are as follows:

	U.S. Plans			Non-U.S. Plans			Total
Year ended December 31,	2005	2004	2003	2005	2004	2003	2005	2004	2003

Service cost (benefits earned during the period)	$6,265	$5,755	$5,439	$943	$615	$584	$7,208	$6,370	$6,023
Interest cost on projected benefit obligation	14,132	13,932	14,361	1,620	1,568	1,274	15,752	15,500	15,635
Expected return on plan assets	(17,049)	(18,309)	(20,032)	(2,180)	(1,864)	(1,500)	(19,229)	(20,173)	(21,532)
Amortization of unrecognized:
Prior service cost	1,914	1,416	1,487	(395)	(366)	(165)	1,519	1,050	1,322
(Gain) loss	2,548	794	117	—	—	—	2,548	794	117
Curtailment charge	1,635	3,963	—	—	—	—	1,635	3,963	—
Settlement charge	4,921	—	—	—	—	—	4,921	—	—

Pension expense (credit)	$14,366	$7,551	$1,372	$(12)	$(47)	$193	$14,354	$7,504	$1,565

In 2005, we incurred a pension settlement charge of $4,921. The pension settlement charges were triggered by excess lump sum distributions taken by employees during 2005 relating to the reduction in employment levels for our capacity realignment and our salary reduction programs which required us to record unrecognized gains and losses in our pension plan accounts. See note 10 for further discussion.
In the second quarter of 2005, we incurred a pension curtailment charge of $1,635 as a result of a planned reduction in our North American salaried workforce of approximately 70 employees. Due to the reduction of the salaried workforce, the U.S. pension plans were revalued as of June 30, 2005. At this time, the discount rate was reduced from 5.75% to 5.00%. This revaluation resulted in additional net periodic benefit cost of $325 in 2005. This amount is included in the above table. The normal measurement date of the U.S. and non-U.S. plans is December 31st. The salary reduction plan is explained in further detail in note 10.
During 2004, we incurred $3,963 for a pension curtailment charge as a result of the planned capacity realignment whereby our manufacturing facility in City of Industry, California, ceased operations in mid-February 2005. As a result of the plant closure, approximately 140 employees were terminated. In addition, due to the announcement of the closure of the City of Industry plant, the U.S. pension and postretirement plans were revalued as of August 16, 2004. This revaluation resulted in additional net periodic benefit cost of $810 in 2004. This amount is included in the above table. The normal measurement date for the U.S. and non-U.S. plans is December 31st. The capacity realignment is explained in further detail in note 10.

Actuarial Assumptions
Following are the assumptions used to determine the financial statement impact for our pension plan benefits for 2005, 2004 and 2003:

	U.S. Plans			Non-U.S. Plans
Year ended December 31,	2005	2004	2003	2005	2004	2003

Discount rate	5.60%	5.75%	6.25%	4.25%	4.70%	5.60%
Expected long-term rate of return on assets	8.75%	8.75%	9.00%	6.50%	6.50%	6.50%
Salary growth rate	3.00-6.00%	4.00%	4.00%	2.00-2.50%	2.00-2.50%	2.00-2.50%

We account for our defined benefit pension plans on an expense basis that reflects actuarial funding methods. Two critical assumptions, discount rate and expected long-term rate of return on plan assets, are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions on our annual measurement date of December 31st. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience. Actual results in any given year often will differ from actuarial assumptions because of demographic, economic and other factors.
The discount rate enables us to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at our December 31 measurement date. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year. A lower discount rate increases the present value of benefit obligations and increases pension expense. To reflect market interest rate conditions, we reduced our discount rate 0.15% for our U.S. Plans and 0.45% for our non-U.S. plans at December 31, 2005.
To determine the expected long-term rate of return on plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. We made no change to the expected long-term rate of return for our U.S. and non-U.S. Plans at December 31, 2005. The expected long-term rate of return on plan assets at December 31st is used to measure the earnings effects for the subsequent year. The assumed long-term rate of return on assets is applied to a calculated value of plan assets that recognizes gains and losses in the fair value of plan assets compared to expected returns over the next five years. This produces the expected return on plan assets that is included in pension expense (income). The difference between the expected return and the actual return on plan assets is deferred and amortized over five years. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension expense (income).
Sensitivity to changes in key assumptions is as follows:
•	A change of 1% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.2 million based on year-end data.

•	A change of 1% in the discount rate would change our total pension expense by approximately $3.8 million.

Projected Benefit Obligation (PBO) and Fair Value of Assets
The changes in the projected benefit obligations and fair value of plan assets are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2005	2004	2005	2004	2005	2004

Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$251,002	$227,368	$41,222	$26,601	$292,224	$253,969
Service cost	6,265	5,755	943	615	7,208	6,370
Interest cost	14,132	13,932	1,620	1,569	15,752	15,501
Plan amendments	—	11,233		—	—	11,233
Exchange rate fluctuations	—	—	(5,026)	3,005	(5,026)	3,005
Actuarial loss	2,793	6,991	(3,519)	10,051	(726)	17,042
Curtailment	1,593	969	—	—	1,593	969
Settlement	5,538	—	—	—	5,538	—
Benefits paid	(27,604)	(15,246)	(787)	(619)	(28,391)	(15,865)

Projected benefit obligation, end of year	$253,719	$251,002	$34,453	$41,222	$288,172	$292,224

Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$206,586	$197,397	$32,772	$28,327	$239,358	$225,724
Actual return on plan assets	14,180	23,856	4,774	1,219	18,954	25,075
Exchange rate fluctuations		—	(4,937)	2,389	(4,937)	2,389
SERP payments	24	499	—	—	24	499
Employer contributions	—	80	1,589	1,456	1,589	1,536
Plan participants’ contributions	—	—	974	—	974	—
Benefits paid	(27,604)	(15,246)	(787)	(619)	(28,391)	(15,865)

Fair value of plan assets, end of year	$193,186	$206,586	$34,385	$32,772	$227,571	$239,358

Funded ratio	76.1%	82.3%	99.8%	79.5%	79.0%	81.9%

Reconciliation of prepaid (accrued) cost:
Funded Status of the plans	$(60,533)	$(44,415)	$(68)	$(8,450)	$(60,601)	$(52,865)
Unrecognized net loss	52,002	45,540	3,843	11,491	55,845	57,031
Unrecognized prior year service cost	16,907	21,594	(1,551)	(2,172)	15,356	19,422
Adjustment to recognize additional minimum liability	(65,360)	(60,053)	—	—	(65,360)	(60,053)

Net prepaid (accrued) pension benefit cost	$(56,984)	$(37,334)	$2,224	$869	$(54,760)	$(36,465)

The plan amendments in 2004 for the U.S. pension plans result from an increase in pension benefits negotiated as part of the collective bargaining agreements at our plants in Toledo, Ohio, and Shreveport, Louisiana.
In addition to the net prepaid (accrued) pension benefit cost, we have an intangible pension asset that represents the plans’ unrecognized prior year service costs:

December 31,	2005	2004

Intangible pension asset	$17,251	$22,140

We recorded a change in the additional minimum pension liability of $5,307 and $8,975 for 2005 and 2004, respectively, representing the amount required to bring our recorded pension liability to equal the excess of the accumulated benefit obligation (ABO) over fair value of plan assets for the applicable plans. In addition, a change in the intangible pension asset of $(4,889) and $6,628 for 2005 and 2004, respectively, was recorded to the extent of the plans’ unrecognized prior service cost. The difference between the change in additional minimum pension liability and intangible pension asset was included in other comprehensive income in the amount of $(10,205), less income tax of $(3,837), $(2,338), less income tax of $(879), and $7,318, less income tax of $2,751 for the years ended December 31, 2005, 2004 and 2003, respectively.
In 2005, no contributions were made to the U.S. pension plans. We contributed $1.6 million in 2005 to the non-U.S. pension plan compared to $1.5 million in 2004. It is difficult to estimate future cash contributions, as such amounts are a function of actual investment returns, withdrawals from the plans, changes in interest rates and other factors uncertain at this time. However, at this time, we anticipate making cash contributions of approximately $0.7 million for the U.S. pension plans and $1.0 million for the non-U.S. pension plans in 2006.

Pension benefit payment amounts are anticipated to be paid as follows:

Year	U.S. Plans	Non-U.S. Plans	Total

2006	13,175	904	14,079
2007	14,321	1,127	15,448
2008	14,974	1,377	16,351
2009	15,652	1,279	16,931
2010	16,569	1,305	17,874
2011-2015	93,538	6,403	99,941

Accumulated Benefit Obligation (ABO)
The ABO represents the value of pension benefits attributed to current employees’ service to date based on current pay levels. The ABO is used for purposes of determining the minimum pension liability and related intangible asset. The ABO for the U.S. and non-U.S. pension plans for 2005 and 2004 was as follows:

December 31,	2005	2004

U.S. Plans	$249,466	$243,912
Non-U.S. Plans	33,761	32,527

Total	$283,227	$276,439

Plan Asset Allocation
The asset allocation for our U.S. pension plans at the end of 2005 and 2004 and the target allocation for 2006, by asset category, are as follows.

U. S. Plans	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2006	2005	2004

Equity securities	60%	63%	64%
Debt securities	26%	30%	30%
Real estate	4%	5%	5%
Other	10%	2%	1%

Total	100%	100%	100%

The asset allocation for our non-U.S. pension plans at the end of 2005 and 2004 and the target allocation for 2006, by asset category, are as follows.

Non-U. S. Plans	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2006	2005	2004

Equity securities	30%	33%	33%
Debt securities	55%	57%	57%
Real estate	10%	10%	10%
Other	5%	—	—

Total	100%	100%	100%

Our investment strategy is to control and manage investment risk through diversification across asset classes and investment styles. Assets will be diversified among traditional investments in equity and fixed income instruments, as well as alternative investments including real estate and hedge funds. It would be anticipated that a modest allocation to cash would exist within the plans, since each investment manager is likely to hold some cash in its portfolio.

13. Nonpension Postretirement Benefits
We provide certain retiree health care and life insurance benefits covering a majority of our salaried and non-union hourly (hired before January 1, 2004) and union hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Benefits for most hourly retirees are determined by collective bargaining. Under a cross-indemnity agreement, Owens-Illinois, Inc. assumed liability for the nonpension postretirement benefits of Libbey retirees who had retired as of June 24, 1993. Accordingly, obligations for these employees are excluded from the Company’s financial statements. The U.S. nonpension postretirement plans cover the hourly and salaried U.S.-based employees of Libbey. The non-U.S. nonpension postretirement plans cover the retirees and active employees of Libbey who are located in Canada.
Effect on Operations
The provision for our nonpension postretirement benefit expense consists of the following:

	U.S. Plans			Non- U.S. Plans			Total
Year ended December 31,	2005	2004	2003	2005	2004	2003	2005	2004	2003

Service cost (benefits earned during the period)	$792	$802	$910	$—	$—	$—	$792	$802	$910
Interest cost on projected benefit obligation	1,929	2,186	2,389	148	147	—	2,077	2,333	2,389
Amortization of unrecognized:
Prior service cost	(884)	(1,843)	(1,916)	—	—	129	(884)	(1,843)	(1,787)
(Gain) loss	(124)	(93)	63	(7)	(11)	(19)	(131)	(104)	44
Curtailment charge	254	(152)	—	—	—	—	254	(152)	—

Nonpension postretirement benefit expense	$1,967	$900	$1,446	$141	$136	$110	$2,108	$1,036	$1,556

The postretirement benefit curtailment charge of $254 in 2005 is the result of the salary reduction program discussed in notes 10 and 12.
In the third quarter of 2005, we reflected the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) resulting in a reduction in expense of $212 for the nonpension postretirement plans. The Act is explained in further detail in note 2.
Actuarial Assumptions
The following are the actuarial assumptions used to determine the benefit obligations and pretax income effect for our nonpension postretirement benefits:

	U.S. Plans			Non-U.S. Plans
Year ended December 31,	2005	2004	2003	2005	2004	2003

Discount rate	5.60%	5.75%	6.25%	5.00%	5.75%	6.25%
Initial health care trend	9.00%	9.00%	10.00%	8.00%	9.00%	9.00%
Ultimate health care trend	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Years to reach ultimate trend rate	4	4	5	3	4	8

We use various actuarial assumptions, including the discount rate and the expected trend in health care costs, to estimate the costs and benefit obligations for our retiree health plan. The discount rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical benefits at our December 31 measurement date to establish the discount rate. The discount rate at December 31 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year.
The health care cost trend rate represents our expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a forward projection of health care costs as of the measurement date.

Sensitivity to changes in key assumptions is as follows:
•	A 1% change in the health care trend rate would not have a material impact upon the nonpension postretirement expense and would change the benefit obligation by approximately $ 0.7 million.

•	A 1% change in the discount rate would change the nonpension postretirement expense by $0.2 million.
Accumulated Postretirement Benefit Obligation
The components of our nonpension postretirement benefit obligation are as follows:

	U.S. Plans		Non-U.S. Plans		Total
December 31,	2005	2004	2005	2004	2005	2004

Change in accumulated nonpension postretirement benefit obligation:
Benefit obligation, beginning of year	$37,931	$39,390	$2,700	$2,898	$40,631	$42,288
Service cost	792	802	—	—	792	802
Interest cost	1,929	2,186	148	147	2,077	2,333
Plan participants’ contributions	883	616	—	—	883	616
Plan amendments	—	618	—	—	—	618
Actuarial (gain) loss	(2,826)	(2,847)	147	(292)	(2,679)	(3,139)
Exchange rate fluctuations	—	—	79	202	79	202
Curtailment	261	272	—	—	261	272
Benefits paid	(3,466)	(3,106)	(254)	(255)	(3,720)	(3,361)

Benefit obligation, end of year	$35,504	$37,931	$2,820	$2,700	$38,324	$40,631

Reconciliation of funded status of plans:
Funded Status	$(35,504)	$(37,931)	$(2,820)	$(2,700)	$(38,324)	$(40,631)
Unrecognized actuarial loss (gain)	(2,550)	161	(191)	(338)	(2,741)	(177)
Unrecognized prior year service cost	(4,016)	(4,908)	—	—	(4,016)	(4,908)

Accrued benefit cost	$(42,070)	$(42,678)	$(3,011)	$(3,038)	$(45,081)	$(45,716)

Nonpension postretirement benefit payments net of estimated future Medicare Part D subsidy payments and future retiree contributions are anticipated to be paid as follows:

Fiscal Year	U.S. Plan	Non-U.S. Plans	Total

2006	2,103	255	2,358
2007	2,331	257	2,588
2008	2,593	258	2,851
2009	2,752	254	3,006
2010	2,853	246	3,099
2011-2015	14,611	1,158	15,769

We also provide retiree health care benefits to certain union hourly employees through participation in a multi-employer retiree health care benefit plan. This is an insured, premium-based arrangement. Related to these plans, approximately $552, $570 and $559 were charged to expense for the years ended December 31, 2005, 2004 and 2003, respectively.

14. Net Income per Share of Common Stock
The following table sets forth the computation of basic and diluted earnings per share:

Year ended December 31,	2005	2004	2003

Numerator for earnings per share — net (loss) income that is available to common shareholders	$(19,355)	$8,252	$29,073

Denominator for basic earnings per share — weighted-average shares outstanding	13,906,057	13,711,667	13,733,806

Effect of dilutive securities — employee stock options and employee stock purchase plan (ESPP) (1)	—	7,658	27,356

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions	13,906,057	13,719,325	13,761,162

Basic (loss) earnings per share	$(1.39)	$0.60	$2.12

Diluted (loss) earnings per share	$(1.39)	$0.60	$2.11

(1)	The effect of employee stock options and the employee stock purchase plan (ESPP), 5,091 shares for the year ended December 31, 2005, were anti-dilutive and thus not included in the earnings per share calculation.
Diluted shares outstanding include the dilutive impact of in-the-money options, which are calculated, based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the tax-effected proceeds that would be hypothetically received from the exercise of all in-the-money options are assumed to be used to repurchase shares.
15. Employee Stock Benefit Plans
We account for our two stock option plans using the intrinsic value method of accounting in accordance with APB No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related Interpretations. Under the intrinsic value method, because the exercise price of our stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized in the Consolidated Statements of Operations. We disclose the pro forma effect on net income and earnings per share if we had applied the fair value recognition provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), to stock-based employee compensation, as disclosed below.
We also have an Employee Stock Purchase Plan (ESPP) under which eligible employees may purchase a limited number of shares of Libbey’s common stock at a discount. In accordance with APB 25, this plan is considered non-compensatory, and therefore no expense related to this plan is included in our Consolidated Statements of Operations.
Employee Stock Purchase Plan (ESPP)
We have an ESPP under which 650,000 shares of Libbey’s common stock have been reserved for issuance. Eligible employees may purchase a limited number of shares of Libbey’s common stock at a discount of up to 15% of the market value at certain plan-defined dates. The ESPP terminates on May 31, 2012. In 2005 and 2004, the shares issued under the ESPP were 66,326 and 59,177, respectively. At December 31, 2005, 470,062 shares were available for issuance under the ESPP. Starting in 2003, repurchased common stock is being used to fund the ESPP.
A participant may elect to have payroll deductions made during the offering period in an amount not less than 2% and not more than 20% of such participant’s compensation during the option period. The option period starts on the offering date (June 1) and ends on the exercise date (May 31). The option price per share of common stock sold to ESPP participants is 85% of the fair market value of such share on either the offering date or the exercise date of the option period, whichever is lower. In no event may the option price per share be less than the par value per share ($.01) of common stock. All options and rights to participate in the ESPP are nontransferable and subject to forfeiture in accordance with the ESPP guidelines. In the event of certain corporate transactions, each option outstanding under the ESPP will be assumed or the successor corporation or a parent or subsidiary of such successor corporation will substitute an equivalent option.

Employee Stock Option Plans
Stock Option Program Description
We have two stock option plans for key employees: (1) the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees and (2) the Amended and Restated 1999 Equity Participation Plan of Libbey Inc. Stock option grants are designed to reward employees for their long-term contributions to the Company and provide incentives for them to remain with Libbey.
The maximum number of shares issuable over the term of the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees is limited to 1,800,000 shares. Options granted under the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees have an exercise price equal to the fair market value of the underlying stock on the grant date and expire no later than 10 years and a day from the grant date. The options will generally become exercisable for 40% of the option shares one year from the date of grant and then 20% on the second, third and fourth anniversary dates. In addition, the Board of Directors, or other committee administering the plan, has the discretion to use a different vesting schedule and has done so from time to time. Since the inception of the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees, we have granted options to key employees.
In 2004, we adopted the Amended and Restated 1999 Equity Participation Plan of Libbey Inc., under which options can be granted or shares can be directly issued to eligible employees. Under the Amended and Restated 1999 Equity Participation Plan of Libbey Inc. up to a total of 2,000,000 shares of common stock are authorized for issuance upon exercise of options or grants of restricted stock or other awards. Of those shares, 1,281,206 options and 7,500 restricted shares have been granted. All option grants have an exercise price equal to the fair market value of the underlying stock on the grant date.
Acceleration of All Non-Vested Stock Options
On December 6, 2005, the Company’s Board of Directors, acting as the Compensation Committee of the whole, accelerated the vesting of all outstanding and unvested nonqualified stock options granted through 2004 under the Company’s 1999 Equity Participation Plan and Amended and Restated 1999 Equity Participation Plan. As a result, options to purchase 258,731 shares of the Company’s common stock became exercisable on December 6, 2005. Of that amount, options that were granted through 2004 to the Company’s named executive officers became immediately exercisable. In the case of each of the stock options in question, the exercise price greatly exceeded the fair market value of the Company’s common stock on December 6, 2005. The decision to accelerate vesting of these options was made primarily to avoid recognition of compensation expense related to these underwater stock options in financial statements relating to future fiscal periods. The Company will apply the expense recognition provisions of FAS 123(R), relating to stock options, beginning in the first quarter of 2006. By accelerating these underwater stock options, the Company expects to reduce the stock option expense it otherwise would have been required to record by approximately $282,000 in 2006, $114,000 in 2007 and $30,000 in 2008 on an after-tax basis.

General Option Information
A summary of option activity follows for 2005, 2004 and 2003:

			Options Outstanding
				Weighted-Average
	Options available	Restricted		exercise price per
	for grant	shares	Shares	share

Balance at January 1, 2003	206,250	—	1,646,799	$25.73
Granted	(173,410)	—	173,410	28.33
Exercised	—	—	(404,683)	13.31
Canceled	—	—	(5,350)	30.14

Balance at December 31, 2003	32,840	—	1,410,176	29.60
Granted	(156,210)	—	156,210	20.39
Restricted shares issues	(7,500)	7,500	—	—
Restricted shares vested	—	(3,750)	—	—
Exercised	—	—	(24,250)	19.45
Canceled	—	—	(24,500)	26.45
Additional shares reserved	1,000,000	—	—	—

Balance at December 31, 2004	869,130	3,750	1,517,636	28.87
Granted	(145,760)	—	145,760	11.83
Exercised	—	—	(4,500)	22.06
Canceled	—	—	(103,340)	24.23

Balance at December 31, 2005	723,370	3,750	1,555,556	$28.04

The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2005 (aggregate intrinsic value in thousands):

	Options Outstanding				Options Exercisable
		Weighted-
		Average	Weighted-
		Remaining	Average			Weighted-
		Contractual	Exercise	Aggregate		Average	Aggregate
Range of	Number	Life (in	Price per	Intrinsic	Number	Exercise Price	Intrinsic
Exercise Prices	Outstanding	Years)	Share	Value	Exercisable	per Share	Value

$ 0.01 – 18.75	146,760	9.87	$11.88	$—	—	$—	$—
18.76 – 20.39	149,610	9.97	20.39	—	62,484	20.39	—
20.40 – 23.84	85,700	1.20	23.05	—	10,500	22.65	—
23.85 – 23.93	152,150	4.93	28.91	—	185,860	23.93	—
23.94 – 27.13	106,350	1.96	26.87	—	106,850	26.86	—
27.14 – 28.53	158,070	8.48	28.53	—	112,546	28.41	—
28.54 – 29.50	—	—	—	—	—	—	—
29.51 – 30.55	221,550	6.28	30.55	—	222,750	30.00	—
30.56 – 31.15	3,750	5.70	31.12	—	750	31.00	—
31.16 – 38.44	531,616	4.16	34.23	—	534,356	34.33	—

Total	1,555,556	5.76	$28.04	$—	1,236,356	$30.00	$—

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on Libbey Inc. closing stock price of $10.22 as of December 31, 2005, which would have been received by the option holders had all option holders exercised their options as of that date. There are no in-the-money options exercisable as of December 31, 2005. As of December 31, 2005, 1,236,356 outstanding options were exercisable, and the weighted average exercise price was $30.00. As of December 31, 2004, 1,139,810 outstanding options were exercisable, and the weighted average exercise price was $30.39. As of December 31, 2003, 968,167 outstanding options were exercisable, and the weighted average exercise price was $30.49.

Pro forma Information
Pro forma information regarding option grants relating to our two options plans is based on specified valuation techniques that produce estimated compensation charges. The following table reflects the pro forma information:

Year ended December 31,	2005	2004	2003

Net (Loss) income:
Reported net (loss) income	$(19,355)	$8,252	$29,073
Less: Stock-based employee compensation expense determined under fair value-based method of all awards, net of related tax effects (1)	—	(1,253)	(1,373)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects (1)	—	96	—

Pro forma net (loss) income	$(19,355)	$7,095	$27,700

Basic (loss) earnings per share:
Reported basic (loss) earnings per share	$(1.39)	$0.60	$2.12
Pro forma basic (loss) earnings per share	$(1.39)	$0.52	$2.02

Diluted (loss) earnings per share:
Reported diluted (loss) earnings per share	$(1.39)	$0.60	$2.11
Pro forma diluted (loss) earnings per share	$(1.39)	$0.52	$2.01

(1)	Since all outstanding options have an exercise price in excess of the 2005 fiscal year end stock price, the effects of the employee stock options and employee stock purchase plan (ESPP) are anti-dilutive and thus will have no effect on earnings per share.
The value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Year ended December 31,	2005	2004	2003

Stock option grants:
Risk-free interest	4.29%	3.9%	4.1%
Expected term	6.1 years	9 years	9 years
Expected volatility	34.6%	31.0%	30.0%
Dividend yield	2.3%	2.0%	1.8%
Employee Stock Purchase Plan:
Risk-free interest	3.23%	1.72%	1.05%
Expected term	12 months	12 months	12 months
Expected volatility	36.00%	27.94%	32.24%
Dividend yield	2.10%	1.86%	1.86%

The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility and expected life. We use projected data for expected volatility and expected life of our stock options based upon historical and other economic data trended into future years. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimate, in our opinion the existing valuation models do not provide a reliable measure of the fair value of our employee stock options. Under the Black-Scholes option pricing model, the weighted-average estimated value of employee stock options granted during 2005, 2004, and 2003 were $3.82, $7.08, and $10.07, respectively. Additionally, the weighted-average estimated value of ESPP shares purchased during 2005, 2004, and 2003 were $5.58, $5.56, and $5.95, respectively.

Employee 401(k) Plan Retirement Fund and Non-Qualified Executive Savings Plan
We sponsor the Libbey Inc. 401(k) Plan (the Plan) to provide retirement benefits for our employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary contributions for eligible employees.
Employees can contribute from 1% to 50% of their annual salary on a pre-tax basis, up to the annual IRS limits. We match employee contributions 50% of the first 6% of eligible earnings that are contributed by employees. Therefore, the maximum matching contribution that we may allocate to each participant’s account did not exceed $6,300 for the 2005 calendar year due to the $210,000 annual limit on eligible earnings imposed by the Internal Revenue Code. Starting in 2003, we have used treasury stock for the company match contributions to the Plan. All matching contributions vest immediately.
Effective January 1, 2005, employees who meet the age requirements and reach the Plan contribution limits can make a catch-up contribution not to exceed the lesser of 50% of their eligible compensation or the limit of $5,000 set forth in the Internal Revenue Code for the 2006 calendar year. The catch-up contributions are not eligible for matching contributions.
We have a non-qualified Executive Savings Plan (ESP) for those employees whose salaries exceed the IRS limit. Libbey matched employee contributions under the ESP. The amount of Libbey’s matching contribution equals 50% of the first 6% of eligible earnings that are contributed by the employees.
Our matching contributions to both Plans totaled $2,224, $2,369 and $2,285 in 2005, 2004, and 2003, respectively.
16. Derivatives
We hold derivative financial instruments to hedge certain of our interest rate risks associated with long-term debt, commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with occasional transactions denominated in a currency other than the U.S. dollar. These derivatives qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. While we intend to continue to meet the conditions for hedge accounting, if hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings.
We use Interest Rate Protection Agreements (Rate Agreements) to manage our exposure to fluctuating interest rates. These Rate Agreements effectively convert a portion of our borrowings from variable rate debt to fixed-rate debt, thus reducing the impact of interest rate changes on future income. These instruments are valued using the market standard methodology of netting the discounted expected future variable cash receipts and the discounted future fixed cash payments. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate forward curves. At December 31, 2005, we had Rate Agreements for $25 million of variable rate debt with a fair market value of $(67). At December 31, 2004, we had Rate Agreements for $50 million of variable rate debt with a fair market value of $(1,375). The fair value of these Rate Agreements are included on the Consolidated Balance Sheet in accrued liabilities.
We also use commodity futures contracts related to forecasted future U.S. natural gas requirements. The objective of these futures contracts and other derivatives is to limit the fluctuations in prices paid and potential losses in earnings or cash flows from adverse price movements in the underlying commodity. We consider our forecasted natural gas requirements in determining the quantity of natural gas to hedge. We combine the forecasts with historical observations to establish the percentage of forecast eligible to be hedged, typically ranging from 40% to 60% of our anticipated domestic requirements, generally six or more months in the future. The fair values of these instruments are determined from market quotes. At December 31, 2005, we had commodity futures contracts for 2,800,000 million British Thermal Units (BTU’s) of natural gas with a fair market value of $7,645. At December 31, 2004, we had commodity futures contracts for 2,410,000 million BTU’s of natural gas with a fair market value of $161. The fair values of these commodity contracts are included in our Consolidated Balance Sheets in other current assets.

Our contractual obligations for natural gas is as follows:

2006	2007	2008	2009	2010

$16,528	$7,346	—	—	—

Our foreign currency exposure arises from occasional transactions denominated in a currency other than the U.S. dollar, primarily associated with anticipated purchases of new equipment or net investment in a foreign operation. The fair values of these instruments are determined from market quotes. We have not changed our methods of calculating these values or developing underlying assumptions. The values of these derivatives will change over time as cash receipts and payments are made and as market conditions change. At December 31, 2005 and 2004, we did not have any foreign currency derivatives.
We do not believe we are exposed to more than a nominal amount of credit risk in its interest rate, natural gas and foreign currency hedges, as the counterparties are established financial institutions.
All of our derivatives qualify and are designated as cash flow hedges at December 31, 2005. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses would be recorded to earnings immediately. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings. We recognized a gain of $927 and $195 for December 31, 2005 and 2004, respectively, which represented the total ineffectiveness of all cash flow hedges.
The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Amounts reclassified into earnings related to Rate Agreements are included in interest expense, natural gas futures contracts in natural gas expense included in cost of sales, and foreign currency forward contracts for the purchase of new equipment in capital expenditures.
17. Comprehensive (Loss) Income
Total comprehensive (loss) income includes:

Balance at December 31,	2005	2004	2003

Net (loss) income	$(19,355)	$8,252	$29,073
Effect of derivatives – net of tax of $3,045, $1,246 and $1,128	5,040	2,067	1,871
Minimum pension liability (including equity investments) and intangible pension asset — net of tax	(7,176)	(5,514)	4,567
Effect of exchange rate fluctuation	(379)	254	32

Total comprehensive (loss) income	$(21,870)	$5,059	$35,543

Accumulated other comprehensive loss (net of tax) includes:

December 31,	2005	2004	2003

Minimum pension liability (including equity investments) and intangible pension asset	$(34,770)	$(27,594)	$(22,081)
Derivatives	3,743	(1,297)	(3,364)
Exchange rate fluctuation	(94)	285	32

Total	$(31,121)	$(28,606)	$(25,413)

The change in other comprehensive (loss) income related to cash flow hedges is as follows:

Year ended December 31,	2005	2004	2003

Change in fair value of derivative instruments	$8,085	$3,313	$2,999
Less: Income tax expense	(3,045)	(1,246)	(1,128)

Other comprehensive (loss) income related to derivatives	$5,040	$2,067	$1,871

The following table identifies the detail of cash flow hedges in accumulated other comprehensive (loss) income:

Year ended December 31,	2005	2004	2003

Balance at beginning of year	$(1,297)	$(3,364)	$(5,235)
Current year impact of changes in value (net of taxes):
Rate agreements	817	2,329	2,105
Natural gas	4,223	(262)	(441)
Foreign currency	—	—	207

Subtotal	5,040	2,067	1,871

Balance at end of year	$3,743	$(1,297)	$(3,364)

18. Operating Leases
Rental expense for all non-cancelable operating leases, primarily for warehouses, was $6,882, $6,294 and $7,123 for the years ended December 31, 2005, 2004 and 2003, respectively.
Future minimum rentals under operating leases are as follows:

2006	2007	2008	2009	2010	2011 and thereafter

$8,218	$7,506	$6,666	$3,516	$2,964	$12,292

19. Guarantees
The following is a list of our guarantees, in accordance with Interpretation No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”
The debt of Libbey Glass Inc. and Libbey Europe B.V, pursuant to the Amended and Restated Revolving Credit Agreement and the privately placed senior notes, is guaranteed by Libbey Inc. and by certain subsidiaries of Libbey Glass Inc. Also, Libbey Glass Inc. guarantees a €10 million working capital facility of Libbey Europe B.V. and Royal Leerdam. All are related parties that are included in the Consolidated Financial Statements. See note 9 for further disclosure on debt of Libbey.
In addition, Libbey Inc. guarantees the payment by Vitrocrisa of its obligation to purchase electricity. The guarantee is based on the provisions of a Power Purchase Agreement to which Vitrocrisa is a party. The guarantee is limited to 49% of any such obligation of Vitrocrisa and limited to an aggregate amount of $5.0 million. The guarantee was entered into in October 2000 and continues for 15 years from the initial date of electricity generation, which commenced on April 12, 2003.
In October 1995, Libbey Inc. guaranteed the obligations of Syracuse China Company and Libbey Canada Inc. under the Asset Purchase Agreement for the acquisition of Syracuse China. The guarantee is limited to $5.0 million expiring on the fifteenth anniversary of the Closing Date (October 10, 1995). The guarantee is in favor of The Pfaltzgraff Co., The Pfaltzgraff Outlet Co. and Syracuse China Company of Canada Ltd.
On April 2, 2004, Libbey Inc. and Libbey Glass Inc. guaranteed the obligations of Vitrocrisa Comercial, S. de R.L. de C.V. (Comercial) and Vitrocrisa under Tranche B loans pursuant to a certain Credit Agreement. Our portion of the guarantee is for 31% of the total indebtedness, up to a maximum amount of $23.0 million. At December 31, 2005, $23.0 million was outstanding. The term of the Tranche B loans of the Credit Agreement is three years, expiring April 2007. We would be obligated in the event of default by Comercial or Vitrocrisa, as outlined in the guarantee agreement. In exchange for the guarantee, we receive a fee. The guarantee was recorded during the second quarter of 2004 at the fair market value of $0.4 million in the Consolidated Balance Sheet as an increase in Other long-term liabilities with an offset to Investments.

In connection with our acquisition of Crisal-Cristalaria Automática, S.A. (Crisal), Libbey Inc. agreed to guarantee the payment, if and when such payment becomes due and payable, by Libbey Europe B.V. of the Earn-Out Payment, as defined in the Stock Promissory Sale and Purchase Agreement dated January 10, 2005 between Libbey Europe B.V., as purchaser, and VAA-Vista Alegre Atlantis SGPS, SA, as seller. The obligation of Libbey Europe B.V., and hence Libbey Inc., to pay the Earn-Out Payment (which is equal to 5.5 million euros) is contingent upon Crisal achieving certain targets relating to earnings before interest, taxes, depreciation and amortization and net sales. In no event will the Earn-Out Payment be due prior to the third anniversary of the closing date, which was January 10, 2005.
On March 30, 2005, Libbey Inc. entered into a guarantee pursuant to which it has guaranteed to BP Energy Company the obligation of Libbey Glass Inc. to pay for natural gas supplied by BP Energy Company to Libbey Glass Inc. Libbey Glass Inc. currently purchases natural gas from BP Energy Company under an agreement that expires on December 31, 2006. Libbey Inc.’s guarantee with respect to purchases by Libbey Glass Inc. under that agreement is limited to $3.0 million, including costs of collection, if any.
On July 29, 2005, Libbey Inc. entered into a guarantee for the benefit of FR Caddo Parish, LLC pursuant to which Libbey Inc. guarantees the payment and performance by Libbey Glass Inc. of its obligation under an Industrial Building Sublease Agreement with respect to the development of a new distribution center in Shreveport, Louisiana. The underlying lease is for a term of 20 years.
20. Segment Results
Information contained in this note has been revised to reflect the change in reportable segments we disclosed in our third quarter 2006 Condensed Consolidated Financial Statements.
With the acquisition of Crisa and our growing focus on the global market, we formed three reportable segments from which we derive revenue from external customers. We have recast prior period amounts to conform to the current presentation. The Company’s three reportable segments are as follows:
•	North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.

•	North American Other—includes sales of ceramic dinnerware; metal tableware, holloware and serveware; and plastic items for sale primarily in the foodservice, retail and industrial markets from subsidiaries in the United States.

•	International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.
Within each reportable segment, individual operating segments generally serve similar customers and distribution channels, have similar manufacturing and distribution capabilities.
The accounting policies of the segments are the same as those described in Note 1 of the Notes to Consolidated Financial Statements. We do not have any customers who represent 10% or more of total sales. We principally evaluate the performance of our segments based upon sales and Earnings Before Interest and Taxes and Minority Interest (EBIT). Intersegment sales have been eliminated.

	2005	2004	2003

Sales
North American Glass	$365,037	$379,654	$361,791
North American Other	109,945	103,555	90,485
International	95,399	66,946	65,476
Eliminations	(2,248)	(5,388)	(4,120)

Consolidated	$568,133	$544,767	$513,632
EBIT
North American Glass	$7,062	$11,061	$31,262
North American Other	(14,411)	11,462	7,167
International	(3,101)	2,306	9,211

Consolidated	$(10,450)	$24,829	$47,640

	2005	2004	2003

Equity Earnings (loss)
North American Glass	—	—	—
North American Other	—	—	—
International	$(4,100)	$(1,435)	$4,429

Consolidated	$(4,100)	$(1,435)	$4,429
Depreciation & Amortization
North American Glass	$17,306	$17,413	$17,017
North American Other	4,519	5,016	4,731
International	10,656	7,076	6,361

Consolidated	$32,481	$29,505	$28,109
Capital Expenditures
North American Glass	$30,204	$29,720	$15,825
North American Other	2,328	2,649	5,267
International	11,738	8,113	4,626

Consolidated	$44,270	$40,482	$25,718
Total Assets
North American Glass	$409,101	$426,438	$423,848
North American Other	151,376	170,191	199,515
International	198,336	125,403	72,017
Eliminations	(163,029)	(143,828)	(144,264)

Consolidated	$595,784	$578,204	$551,116

	2005	2004	2003

Reconciliation of EBIT to Net Income
Segment EBIT	$(10,450)	$24,829	$47,640
Interest Expense	15,255	13,049	13,436
Income Taxes	(6,384)	3,528	5,131
Minority Interest	(34)	—	—

Net Income	$(19,355)	$8,252	$29,073

Our net sales and long-lived assets within the United States and outside of the United States for 2005, 2004 and 2003 are presented below.

	United States	Non-U.S.	Eliminations	Consolidated

2005
Net sales:
Customers	$409,646	$158,487		$568,133
Intercompany	1,413	—	$(1,413)	—

Total net sales	$411,059	$158,487	$(1,413)	$568,133

Long-lived assets	$172,805	$154,805	—	$327,610

2004
Net sales:
Customers	$419,368	$125,399	—	$544,767
Intercompany	3,839	—	$(3,839)	—

Total net sales	$423,207	$125,399	$(3,839)	$544,767

Long-lived assets	$183,501	$134,691	—	$318,192

2003
Net sales:
Customers	$397,174	$116,458	—	$513,632
Intercompany	2,663	—	$(2,663)	—

Total net sales	$399,837	$116,458	$(2,663)	$513,632

Long-lived assets	$179,813	$134,380	—	$314,193

In 2005, the Company incurred unusual charges of $18,057 included in the Statement of Operations categories of cost of sales, selling, general and administrative expenses, and special charges, of which $10,136 and $7,921 related to North American Glass and North American Other, respectively. The Company also incurred charges for impairment of goodwill and other intangible assets in 2005 of $9,179, all of which related to North American Other.
In 2004, the Company incurred unusual charges of $14,519 included in the Statement of Operations categories of cost of sales and special charges, of which all related to North American Glass.
21. Barter Transactions
We entered into a barter transaction during the first quarter of 2005, exchanging inventory with a net book value of $1.1 million for barter credits to be utilized on future purchased goods and services. During the second quarter of 2005, we wrote down the credits from $1.1 million to $0.4 million, reflecting our revised estimate of fair value. The write-down was a non-cash transaction. The net credits recorded of $0.4 million were recorded at the fair value of the inventory exchanged, net of fees, in accordance with EITF 93-11 “Accounting for Barter Transactions Involving Barter Credits” and are included in prepaid and other current assets in our Consolidated Balance Sheet.

Such barter credits are redeemable for a percentage of various goods and services negotiated with vendors. We regularly evaluate the recoverability of such assets and expect to utilize the fair value of the credits and/or receive a refund in 2006.
22. Condensed Consolidated Guarantor Financial Statements
In June 16, 2006, Libbey Glass issued $306 million aggregate principal amount of floating rate senior secured notes due 2011 (the “Senior Notes”).
On June 16, 2006, Libbey Glass issued $102 million aggregate principal amount of 16% senior subordinated secured pay-in-kind notes due 2011 (the “PIK Notes” and together with the Senior Notes, the “Notes”).
Pursuant to the Senior Notes Indenture and the PIK Indenture, Libbey Glass is required to provide certain financial information to noteholders and to the trustee under the Senior Notes Indenture and to the Initial Holder under the PIK Indenture and pursuant to the applicable SEC requirements. This financial information is condensed consolidating financial statements provided below.
Libbey Glass is a direct, wholly owned subsidiary of Libbey Inc. and the issuer of the Senior Notes and the PIK Notes. The obligations of Libbey Glass under the Senior Notes and the PIK Notes are fully and unconditionally and jointly and severally guaranteed by Libbey Inc. and by certain indirect, wholly owned domestic subsidiaries of Libbey Inc, as described below. All are subsidiaries that are included in the Condensed Consolidated Financial Statements for the year ended December 31, 2005, 2004 and 2003.
At December 31, 2005, 2004 and 2003, Libbey Inc.’s indirect, wholly owned domestic subsidiaries were Syracuse China Company, World Tableware Inc., LGA4 Corp., LGA3 Corp., The Drummond Glass Company, LGC Corp., Traex Company, Libbey.com LLC, LGFS Inc. and LGAC LLC (together with Crisa Industrial LLC, which became an indirect, wholly owned subsidiary of Libbey Inc. on June 16, 2006, the “Subsidiary Guarantors”). The following tables contain condensed consolidating financial statements of (a) the parent, Libbey Inc., (b) the issuer, Libbey Glass, (c) the Subsidiary Guarantors, (d) the indirect subsidiaries of Libbey Inc. that are not Subsidiary Guarantors (collectively, “Non-Guarantor Subsidiaries”), (e) the consolidating elimination entries, and (f) the consolidated totals.
Libbey Inc.
Condensed Consolidating Statement of Operations
(dollars in thousands)

	Year Ended December 31, 2005
	Libbey Inc.	Libbey Glass	Guarantor	Non-Guarantor
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$365,037	$109,945	$95,399	$(2,248)	$568,133
Freight billed to customers	—	588	1,302	42	—	1,932

Total revenues	—	365,625	111,247	95,441	(2,248)	570,065

Cost of sales	—	302,927	99,671	83,379	(2,248)	483,523

Gross profit	—	62,904	11,576	12,062	—	86,542

Selling, general, and administrative expenses	—	50,894	9,876	10,765	—	71,535
Special charges	—	8,210	15,714	—		23,924

Income (loss) from operations	—	3,800	(14,014)	1,297	—	(8,917)

Equity earnings (loss) — pretax	—	—	259	(4,359)	—	(4,100)
Other income (expense)	—	2,343	(37)	261	—	2,567

Earnings (loss) before interest and income taxes and minority interest	—	6,143	(13,792)	(2,801)	—	(10,450)

Interest expense	—	11,018	1	4,236	—	15,255

Loss before income taxes and minority interest	—	(4,875)	(13,793)	(7,037)	—	(25,705)

Credit for income taxes	—	(1,609)	(4,551)	(224)	—	(6,384)

Loss before minority interest	—	(3,266)	(9,242)	(6,813)	—	(19,321)

Minority interest and equity in net (loss) income of subsidiaries	(19,355)	(16,089)	—	(34)	35,444	(34)

Net loss	$(19,355)	$(19,355)	$(9,242)	$(6,847)	$35,444	$(19,355)

The following table represents the total special charges and impairment of goodwill and other intangible asset charges included in the Statement of Operations (see Note 10).

Special Charges included in:
Cost of Sales	$—	$661	$1,304	$—	$—	$1,965
Selling, general and administrative expense	—	1,265	82	—	—	1,347
Special Charges	—	8,210	15,714	—	—	23,924

Total pretax special charges	$—	$10,136	$17,100	$—	$—	$27,236

Special charges net of tax	$—	$6,791	$11,457	$—	$—	$18,248

Libbey Inc.
Condensed Consolidating Statement of Operations
(dollars in thousands)

	Year Ended December 31, 2004
	Libbey Inc.	Libbey Glass	Guarantor	Non-Guarantor
	(Parent)	(Issuer)	Subsidairies	Subsidairies	Eliminations	Consolidated
Net sales	$—	$379,654	$103,555	$66,946	$(5,388)	$544,767
Freight billed to customers	—	603	1,427	—	—	2,030

Total revenues	—	380,257	104,982	66,946	(5,388)	546,797

Cost of sales	—	311,645	84,977	55,101	(5,388)	446,335

Gross profit	—	68,612	20,005	11,845	—	100,462

Selling, general, and administrative expenses	—	51,499	10,967	6,108	—	68,574
Special charges	—	7,993	—	—	—	7,993

Income from operations	—	9,120	9,038	5,737	—	23,895

Equity earnings (loss) — pretax	—	—	108	(1,543)	—	(1,435)
Other (expense) income	—	2,634	74	(339)	—	2,369

Earnings before interest and income taxes and minority interest	—	11,754	9,220	3,855	—	24,829

Interest expense	—	11,160	—	1,889	—	13,049

(Loss) income before income taxes and minority interest	—	594	9,220	1,966	—	11,780

(Credit) provision for income taxes	—	212	3,282	34	—	3,528

(Loss) income before minority interest and equity in net income (loss) of subsidiaries	—	(382)	5,938	1,932	—	8,252

Minority interest and equity in net income (loss) of subsidiaries	8,252	7,870	—	—	(16,122)	—

Net income (loss)	$8,252	$8,252	$5,938	$1,932	$(16,122)	$8,252

The following table represents the total special charges included in the above Statement of Operations (see Note 10):

Special Charges included in:
Cost of Sales	$—	$6,526	$—	$—	$—	$6,526
Selling, general & administrative expenses	—	—	—	—	—	—
Special charges	—	7,993	—	—	—	7,993

Total pretax special charges	$—	$14,519	$—	$—	$—	$14,519

Special charges net of tax	$—	$9,350	$—	$—	$—	$9,350

Libbey Inc.
Condensed Consolidating Statement of Operations
(dollars in thousands)

	Year ended December 31, 2003
	Libbey Inc.	Libbey Glass	Guarantor	Non-Guarantor
	(Parent)	(Issuer)	Subsidairies	Subsidairies	Eliminations	Consolidated
Net sales	$—	$361,791	$90,485	$65,472	$(4,116)	$513,632
Freight billed to customers	—	534	1,431	—	—	1,965

Total revenues	—	362,325	91,916	65,472	(4,116)	515,597

Cost of sales	—	285,059	73,483	52,965	(4,116)	407,391

Gross profit	—	77,266	18,433	12,507	—	108,206

Selling, general, and administrative expenses	—	49,524	11,746	7,209	—	68,479
Special charges	—	—	—	—	—	—

Income from operations	—	27,742	6,687	5,298	—	39,727

Equity earnings — pretax	—	—	—	4,429	—	4,429
Other income	—	2,837	180	467	—	3,484

Earnings before interest and income taxes and minority interest	—	30,579	6,867	10,194	—	47,640

Interest expense	—	11,407	21	2,008	—	13,436

Income before income taxes and minority interest	—	19,172	6,846	8,186	—	34,204

Provision for income taxes	—	2,607	931	1,593	—	5,131

Income before minority interest	—	16,565	5,915	6,593	—	29,073

Minority interest and equity in net income (loss) of subsidiaries	29,073	12,508	—	—	(41,581)	—

Net income (loss)	$29,073	$29,073	$5,915	$6,593	$(41,581)	$29,073

Libbey Inc.
Condensed Consolidating Balance Sheet
(dollars in thousands)

December 31, 2005
	Libbey	Libbey		Non-
	Inc.	Glass	Guarantor	Guarantor
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash	$—	$2,817	$300	$125	$—	$3,242
Accounts receivable — net	—	50,358	10,145	18,539	—	79,042
Inventories — net	—	57,420	39,715	25,437	—	122,572
Other current assets	—	13,806	3,767	1,484	—	19,057

Total current assets	—	124,401	53,927	45,585	—	223,913
Investments in and advances to subsidiaries	119,605	119,644	50,989	39,219	(252,800)	76,657
Goodwill and purchased intangible assets — net	—	27,540	16,195	17,868	—	61,603
Property, plant and equipment — net	—	108,711	22,963	68,454	—	200,128
Other non-current assets	—	33,772	203	(492)	—	33,483

Total assets	$119,605	$414,068	$144,277	$170,634	$(252,800)	$595,784

Accounts payable	$—	$26,329	$4,442	$16,249	$—	$47,020
Accrued liabilities	—	44,327	9,452	8,365	—	62,144
Notes payable and long-term debt due within one year	—	115	—	12,185	—	12,300

Total current liabilities	—	70,771	13,894	36,799	—	121,464
Long-term debt	—	159,550	—	89,829	—	249,379

Other long-term liabilities and minority interest	—	97,781	6,470	1,085	—	105,336

Total liabilities	—	328,102	20,364	127,713	—	476,179

Total shareholders’ equity	119,605	85,966	123,913	42,921	(252,800)	119,605

Total liabilities and shareholders’ equity	$119,605	$414,068	$144,277	$170,634	$(252,800)	$595,784

Libbey Inc.
Condensed Consolidating Balance Sheet
(dollars in thousands)

	December 31, 2004
	Libbey Inc.	Libbey Glass	Guarantor	Non-Guarantor
	(Parent)	(Issuer)	Subsidairies	Subsidairies	Eliminations	Consolidated
Cash	$—	$5,734	$458	$52	$—	$6,244
Accounts receivable — net	—	47,535	10,404	9,583	—	67,522
Inventories — net		72,854	39,856	13,915	—	126,625
Other current assets		9,437	1,329	4		10,770

Total current assets	—	135,560	52,047	23,554	—	211,161

Investments in and advances to subsidiaries	143,563	116,868	51,443	45,643	(275,392)	82,125
Goodwill and purchased intangible assets — net	—	28,246	25,430	12,327	—	66,003
Property, plant and equipment — net	—	105,491	31,694	45,193	—	182,378
Other non-current	—	31,944	3,393	1,200	—	36,537

Total assets	$143,563	$418,109	$164,007	$127,917	$(275,392)	$578,204

Accounts payable	$—	$26,712	$5,073	$11,355	$—	$43,140
Accrued liabilities	—	51,615	8,994	3,874	—	64,483
Long-term debt due within one year	—	115	—	9,415	—	9,530

Total current liabilities	—	78,442	14,067	24,644	—	117,153

Long-term debt	—	164,152	—	51,690	—	215,842
Other long-term liabilities and minority interest	—	83,584	13,420	4,642	—	101,646

Total liabilities	—	326,178	27,487	80,976	—	434,641

Total shareholders’ equity	143,563	91,931	136,520	46,941	(275,392)	143,563

Total liabilities and shareholders’ equity	$143,563	$418,109	$164,007	$127,917	$(275,392)	$578,204

Libbey Inc.
Condensed Consolidating Statement of Cash Flows
(dollars in thousands)

	Year ended December 31, 2005
		Libbey		Non-
	Libbey Inc.	Glass Inc.	Guarantor	Guarantor
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(19,355)	$(19,355)	$9,242	$(6,847)	$35,444	$(19,355)
Depreciation and amortization	—	17,306	4,519	10,656	—	32,481
Other operating activities	19,355	41,522	6,893	(7,339)	(35,444)	24,987

Net cash provided by (used in) operating activities	—	39,473	2,170	(3,530)	—	38,113

Additions to property, plant & equipment		(30,204)	(2,328)	(11,738)		(44,270)
Other investing activities		212	—	(28,948)	—	(28,736)

Net cash used in investing activities	—	(29,992)	(2,328)	(40,686)	—	(73,006)

Net borrowings		(4,637)	—	44,289	—	39,652
Other	—	(7,761)	—	—	—	(7,761)

Net cash (used in) provided by financing activities	—	(12,398)	—	44,289	—	31,891

Exchange effect on cash				—	—	—

(Decrease) increase in cash	—	(2,917)	(158)	73	—	(3,002)
Cash at beginning of period	—	5,734	458	52	—	6,244

Cash at end of period	$—	$2,817	$300	$125	$—	$3,242

Libbey Inc.
Condensed Consolidating Statement of Cash Flows
(dollars in thousands)

	Year ended December 31, 2004
		Libbey		Non
	Libbey Inc.	Glass Inc.	Guarantor	Guarantor
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net Income (loss)	$8,252	$8,252	$5,938	$1,932	$(16,122)	$8,252
Depreciation and amortization	—	17,413	5,016	7,076	—	29,505
Other operating activities	(8,252)	15,159	(8,048)	(9,988)	16,122	4,993

Net cash provided by (used in) operating activities	—	40,824	2,906	(980)	—	42,750

Additions to property, plant & equipment		(29,720)	(2,649)	(8,113)		(40,482)
Other investing activities		16,623	—	980	—	17,603

Net cash used in investing activities	—	(13,097)	(2,649)	(7,133)	—	(22,879)

Net Borrowings		(18,129)	—	8,113	—	(10,016)
Other	—	(6,360)	—	—	—	(6,360)

Net cash (used in) provided by financing activities	—	(24,489)	—	8,113	—	(16,376)

Exchange effect on cash				(1)	—	(1)

Increase (decrease) in cash	—	3,238	257	(1)	—	3,494
Cash at beginning of period	—	2,496	201	53	—	2,750

Cash at end of period	$—	$5,734	$458	$52	$—	$6,244

Libbey Inc.
Condensed Consolidating Statement of Cash Flows
(dollars in thousands)

Year ended December 31, 2003
				Non
		Libbey	Guarantor	Guarantor
	Libbey Inc.	Glass Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Parent)	(Issuer)
Net income (loss)	$29,073	$29,073	$5,915	$6,593	$(41,581)	$29,073
Depreciation and amortization	—	17,017	4,731	6,361	—	28,109
Other operating activities	(29,073)	18,697	(5,348)	(53,829)	41,581	(27,972)

Net cash provided by (used in) operating activities	—	64,787	5,298	(40,875)	—	29,210

Additions to property, plant & equipment		(15,825)	(5,267)	(4,626)		(25,718)
Other investing activities		897	—	4,900	—	5,797

Net cash (used in) provided by investing activities	—	(14,928)	(5,267)	274	—	(19,921)

Net borrowings		(8,782)	—	40,253	—	31,471
Other	—	(39,700)	—	—	—	(39,700)

Net cash (used in) provided by financing activities	—	(48,482)	—	40,253	—	(8,229)

Exchange effect on cash				7	—	7

Increase (decrease) in cash	—	1,377	31	(341)	—	1,067
Cash at beginning of period	—	1,119	170	394	—	1,683

Cash at end of period	$—	$2,496	$201	$53	$—	$2,750

Selected Quarterly Financial Data (unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter

	2005	2004	2005	2004	2005	2004	2005	2004

Special charges included in:
Cost of sales	$—	$—	$867	$—	$—	$5,986	$1,098	$541
Selling, general and administrative expenses	—	—	1,347	—	—	—	—	—
Impairment of goodwill and other intangible assets	—	—	—	—	—	—	9,179	—
Special charges	2,997	—	4,197	—	487	5,748	7,064	2,244

Total pretax special charges	$2,997	$—	$6,411	$—	$487	$11,734	$17,341	$2,785

Special charges — net of tax	$2,008	$—	$4,295	$—	$326	$7,862	$13,825	$2,301

Diluted earnings per share:
Capacity realignment charge — net of tax	$0.15	$—	$0.31	$—	$0.02	$0.57	$0.99	$0.18

The following tables present selected quarterly financial data for the years ended December 31, 2005 and 2004:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter

	2005	2004	2005	2004	2005	2004	2005	2004

Net sales	$129,784	$123,123	$144,538	$135,752	$135,573	$131,790	$158,238	$154,102
Gross profit	$21,039	$22,317	$27,056	$32,922	$27,267	$20,347	$11,181	$24,876
gross profit margin	16.2%	18.1%	18.7%	24.3%	20.1%	15.4%	7.1%	16.1%

Selling, general & administrative expenses	$17,954	$16,993	$20,367	$17,486	$16,788	$15,771	$16,426	$18,324
Income from operations (IFO)	$88	$5,323	$2,492	$15,436	$9,992	$(1,172)	$(21,488)	$4,308

IFO margin	0.1%	4.3%	1.7%	11.4%	7.4%	-0.9%	-13.6%	2.8%

Equity earnings (loss)	$554	$(1,389)	$(752)	$1,456	$(1,183)	$(914)	$(2,721)	$(588)

Earnings before interest and income taxes (EBIT)	$943	$4,432	$2,171	$17,480	$9,732	$(1,608)	$(23,295)	$4,525
EBIT margin	0.7%	3.6%	1.5%	12.9%	7.2%	-1.2%	-14.7%	2.9%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$9,328	$12,245	$10,237	$25,111	$18,892	$5,419	$(16,425)	$11,560
EBITDA margin	7.2%	9.9%	7.1%	18.5%	13.9%	4.1%	-10.4%	7.5%

Net (loss) income	$(1,647)	$564	$(870)	$9,365	$4,167	$(3,204)	$(21,004)	$1,527

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2005	2004	2005	2004	2005	2004	2005	2004

net income margin	-1.3%	0.5%	-0.6%	6.9%	3.1%	-2.4%	-13.3%	1.0%

Diluted earnings per share	$(0.12)	$0.04	$(0.06)	$0.68	$0.30	$(0.23)	$(1.50)	$0.11

Accounts receivable	$73,919	$56,275	$72,637	$63,380	$75,122	$66,863	$79,042	$67,522
DSO	48.9	39.2	47.3	43.5	48.6	45.6	50.8	45.2

Inventories	$141,022	$128,865	$139,860	$134,297	$147,848	$141,366	$122,572	$126,625
DIO	93.3	89.7	91.1	92.2	95.7	96.4	78.7	84.8

Accounts payable	$43,887	$34,842	$42,219	$35,625	$53,551	$39,594	$47,020	$43,140
DPO	29.0	24.3	27.5	24.5	34.7	27.0	30.2	28.9

Working capital	$171,054	$150,298	$170,278	$162,052	$169,419	$168,635	$154,594	$151,007
DWC	113.2	104.7	110.9	111.3	109.6	115.1	99.3	101.1

Net cash (used in) provided by operating activities	$(11,151)	$453	$22,642	$10,478	$1,255	$(1,361)	$25,367	$3,180

Free cash flow	$(50,504)	$(7,513)	$13,891	$1,619	$(5,911)	$(11,979)	$7,631	$37,744

Total borrowings	$276,002	$237,017	$259,678	$237,942	$265,434	$251,370	$261,679	$225,372

The following table represent special charges (see note 10) included in the above quarterly data for the years ended December 31, 2005 and 2004:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter

	2005	2004	2005	2004	2005	2004	2005	2004

Special charges included in:
Cost of sales	$—	$—	$867	$—	$—	$5,986	$1,098	$541
Selling, general and administrative expenses	—	—	1,347	—	—	—	—	—
Impairment of goodwill and other intangible assets	—	—	—	—	—	—	9,179	—
Special charges	2,997	—	4,197	—	487	5,748	7,064	2,244

Total pretax special charges	$2,997	$—	$6,411	$—	$487	$11,734	$17,341	$2,785
Special charges — net of tax	$2,008	$—	$4,295	$—	$326	$7,862	$13,825	$2,301
Diluted earnings per share:
Capacity realignment charge — net of tax	$0.15	$—	$0.31	$—	$0.02	$0.57	$0.99	$0.18

Stock Market Information
Libbey Inc. common stock is listed for trading on the New York Stock Exchange under the symbol LBY. The price range and dividends declared for our common stock was as follows:

	2005			2004
			Cash			Cash
	Price Range		dividend	Price Range		dividend
	High	Low	declared	High	Low	declared

First Quarter	$25.03	$20.44	$0.10	$30.67	$24.05	$0.10
Second Quarter	$21.14	$15.23	$0.10	$27.95	$24.08	$0.10
Third Quarter	$18.74	$14.99	$0.10	$27.71	$16.80	$0.10
Fourth Quarter	$15.25	$10.12	$0.10	$22.23	$17.70	$0.10